Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
SanDisk Corporation

We have audited the accompanying Consolidated Balance Sheets of SanDisk Corporation as of January 3, 2016 and December 28, 2014, and the related Consolidated Statements of Operations, Comprehensive Income, Equity, and Cash Flows for each of the three years in the period ended January 3, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SanDisk Corporation at January 3, 2016 and December 28, 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 3, 2016, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), SanDisk Corporation’s internal control over financial reporting as of January 3, 2016, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 12, 2016 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Jose, California
February 12, 2016

SANDISK CORPORATION
CONSOLIDATED BALANCE SHEETS

	January 3, 2016	December 28, 2014
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$1,478,948	$809,003
Short-term marketable securities	2,527,245	1,455,509
Accounts receivable, net	618,191	842,476
Inventory	809,395	698,011
Deferred taxes	—	180,134
Other current assets	226,007	210,065
Total current assets	5,659,786	4,195,198
Long-term marketable securities	117,142	2,758,475
Property and equipment, net	817,130	724,357
Notes receivable and investments in Flash Ventures	1,009,989	962,817
Deferred taxes	325,033	161,827
Goodwill	831,328	831,328
Intangible assets, net	296,726	542,351
Other non-current assets	173,627	97,472
Total assets	$9,230,761	$10,273,825

LIABILITIES, CONVERTIBLE SHORT-TERM DEBT CONVERSION OBLIGATION AND EQUITY
Current liabilities:
Accounts payable trade	$323,280	$404,237
Accounts payable to related parties	177,510	136,051
Convertible short-term debt	913,178	864,718
Other current accrued liabilities	353,940	506,293
Deferred income on shipments to distributors and retailers and deferred revenue	235,572	274,657
Total current liabilities	2,003,480	2,185,956
Convertible long-term debt	1,237,776	1,188,491
Non-current liabilities	170,093	245,554
Total liabilities	3,411,349	3,620,001

Commitments and contingencies (see Note 14)
Convertible short-term debt conversion obligation	80,488	127,143
Stockholders' equity:
Preferred stock, $0.001 par value, Authorized shares: 4,000,000, Issued and outstanding: none	—	—
Common stock, $0.001 par value, Authorized shares: 800,000,000, Issued and outstanding: 200,973,254 in 2015 and 215,743,090 in 2014	201	216
Capital in excess of par value	5,203,725	5,236,766
Retained earnings	733,937	1,499,149
Accumulated other comprehensive loss	(198,939)	(208,072)
Total stockholders' equity	5,738,924	6,528,059
Non-controlling interests	—	(1,378)
Total equity	5,738,924	6,526,681
Total liabilities, convertible short-term debt conversion obligation and equity	$9,230,761	$10,273,825

The accompanying notes are an integral part of these consolidated financial statements.

SANDISK CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended
	January 3, 2016	December 28, 2014	December 29, 2013
	(In thousands, except per share amounts)
Revenue	$5,564,872	$6,627,701	$6,170,003
Cost of revenue	3,196,583	3,458,954	3,252,988
Amortization of acquisition-related intangible assets	111,220	100,899	49,532
Total cost of revenue	3,307,803	3,559,853	3,302,520
Gross profit	2,257,069	3,067,848	2,867,483
Operating expenses:
Research and development	883,242	852,310	742,268
Sales and marketing	387,394	383,288	276,312
General and administrative	174,142	214,902	192,310
Amortization of acquisition-related intangible assets	53,349	26,423	11,155
Impairment of acquisition-related intangible assets	61,000	—	83,228
Restructuring and other	53,252	32,991	—
Western Digital acquisition-related expenses	28,065	—	—
Total operating expenses	1,640,444	1,509,914	1,305,273
Operating income	616,625	1,557,934	1,562,210
Interest income	36,444	51,811	48,785
Gain on investments	1,208	4,763	3,219
Interest (expense) and other income (expense), net	(124,653)	(125,478)	(98,065)
Total other income (expense), net	(87,001)	(68,904)	(46,061)
Income before income taxes	529,624	1,489,030	1,516,149
Provision for income taxes	141,146	481,584	473,492
Net income	$388,478	$1,007,446	$1,042,657

Net income per share:
Basic	$1.89	$4.52	$4.44
Diluted	$1.82	$4.23	$4.34
Shares used in computing net income per share:
Basic	205,443	222,714	234,886
Diluted	212,900	238,209	240,236
Cash dividends declared per share	$0.90	$1.05	$0.45

The accompanying notes are an integral part of these consolidated financial statements.

SANDISK CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years ended
	January 3, 2016	December 28, 2014	December 29, 2013
	(In thousands)
Net income	$388,478	$1,007,446	$1,042,657
Other comprehensive income (loss), before tax:
Unrealized holding loss on marketable securities	(1,874)	(3,511)	(6,448)
Reclassification adjustment for realized gain on marketable securities included in net income	(3,650)	(7,543)	(2,375)
Reclassification adjustment for other-than-temporary losses on available-for-sale securities included in net income	1,480	—	—
Net unrealized holding loss on marketable securities	(4,044)	(11,054)	(8,823)

Foreign currency translation adjustments	241	(153,975)	(240,835)

Unrealized holding gain (loss) on derivatives qualifying as cash flow hedges	1,693	(99)	(74,834)
Reclassification adjustment for realized loss on derivatives qualifying as cash flow hedges included in net income	12,368	25,418	41,523
Net unrealized holding gain (loss) on derivatives qualifying as cash flow hedges	14,061	25,319	(33,311)
Total other comprehensive income (loss), before tax	10,258	(139,710)	(282,969)
Income tax expense (benefit) related to items of other comprehensive income (loss)	1,125	(8,097)	(41,389)
Total other comprehensive income (loss), net of tax	9,133	(131,613)	(241,580)
Comprehensive income	$397,611	$875,833	$801,077

The accompanying notes are an integral part of these consolidated financial statements.

SANDISK CORPORATION
CONSOLIDATED STATEMENTS OF EQUITY

	Common Stock Shares	Common Stock Par Value	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Non-controlling Interests	Total Equity
	(In thousands)
Balance as of December 30, 2012	241,432	$241	$5,027,271	$2,071,268	$165,121	$7,263,901	$(4,301)	$7,259,600
Net income	—	—	—	1,042,657	—	1,042,657	—	1,042,657
Other comprehensive loss, net	—	—	—	—	(241,580)	(241,580)	—	(241,580)
Income from non-controlling interest	—	—	—	—	—	—	2,207	2,207
Distribution to non-controlling interests	—	—	—	—	—	—	(87)	(87)
Issuance of shares pursuant to equity plans	7,934	8	241,316	—	—	241,324	—	241,324
Issuance of shares pursuant to employee stock purchase plan	624	1	24,720	—	—	24,721	—	24,721
Share‑based compensation expense	—	—	100,641	—	—	100,641	—	100,641
Income tax benefit from share-based plans	—	—	583	—	—	583	—	583
Dividends and dividend equivalent rights declared	—	—	—	(102,896)	—	(102,896)	—	(102,896)
Stock repurchases	(24,699)	(25)	(582,575)	(1,006,940)	—	(1,589,540)	—	(1,589,540)
Equity value of debt issuance	—	—	349,250	—	—	349,250	—	349,250
Purchased convertible bond hedge, net	—	—	(338,989)	—	—	(338,989)	—	(338,989)
Sold warrants	—	—	217,800	—	—	217,800	—	217,800
Balance as of December 29, 2013	225,291	225	5,040,017	2,004,089	(76,459)	6,967,872	(2,181)	6,965,691
Net income	—	—	—	1,007,446	—	1,007,446	—	1,007,446
Other comprehensive loss, net	—	—	—	—	(131,613)	(131,613)	—	(131,613)
Income from non-controlling interest	—	—	—	—	—	—	803	803
Issuance of shares pursuant to equity plans	4,706	5	145,664	—	—	145,669	—	145,669
Issuance of shares pursuant to employee stock purchase plan	639	1	35,816	—	—	35,817	—	35,817
Share‑based compensation expense	—	—	157,328	—	—	157,328	—	157,328
Income tax benefit from share-based plans	—	—	45,120	—	—	45,120	—	45,120
Dividends and dividend equivalent rights declared	—	—	—	(238,170)	—	(238,170)	—	(238,170)
Stock repurchases	(14,893)	(15)	(67,245)	(1,274,216)	—	(1,341,476)	—	(1,341,476)
Equity value of debt issuance	—	—	193	—	—	193	—	193
Convertible debt conversion	27	—	(25)	—	—	(25)	—	(25)
Exercise of convertible note hedges	(27)	—	—	—	—	—	—	—
Assumption of share-based compensation plan awards in connection with acquisition	—	—	7,041	—	—	7,041	—	7,041
Reclassification to Convertible short-term debt conversion obligation	—	—	(127,143)	—	—	(127,143)	—	(127,143)
Balance as of December 28, 2014	215,743	216	5,236,766	1,499,149	(208,072)	6,528,059	(1,378)	6,526,681
Net income	—	—	—	388,478	—	388,478	—	388,478
Other comprehensive income, net	—	—	—	—	9,133	9,133	—	9,133
Loss on non-controlling interest	—	—	—	—	—	—	(38)	(38)
Issuance of shares pursuant to equity plans	2,014	1	25,777	—	—	25,778	—	25,778
Issuance of shares pursuant to employee stock purchase plan	746	1	42,735	—	—	42,736	—	42,736
Share‑based compensation expense	—	—	173,551	—	—	173,551	—	173,551
Income tax benefit from share-based plans	—	—	10,253	—	—	10,253	—	10,253
Dividends and dividend equivalent rights declared	—	—	—	(190,660)	—	(190,660)	—	(190,660)
Stock repurchases	(17,530)	(17)	(331,911)	(963,030)	—	(1,294,958)	—	(1,294,958)
Convertible debt conversion	1	—	(1)	—	—	(1)	—	(1)
Exercise of convertible note hedges	(1)	—	—	—	—	—	—	—
Reclassification to Convertible short-term debt conversion obligation	—	—	46,655	—	—	46,655	—	46,655
Elimination of non-controlling interest from deconsolidation of subsidiary	—	—	(100)	—	—	(100)	1,416	1,316
Balance as of January 3, 2016	200,973	$201	$5,203,725	$733,937	$(198,939)	$5,738,924	$—	$5,738,924

The accompanying notes are an integral part of these consolidated financial statements.

SANDISK CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended
	January 3, 2016	December 28, 2014	December 29, 2013
	(In thousands)
Cash flows from operating activities:
Net income	$388,478	$1,007,446	$1,042,657
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred taxes	(4,891)	(7,915)	527
Depreciation	280,170	254,271	226,334
Amortization	340,925	324,231	237,731
Provision for doubtful accounts	709	857	2,167
Share-based compensation expense	172,396	155,313	99,756
Excess tax benefit from share-based plans	(12,232)	(44,919)	(27,198)
Impairment and other	67,599	6,790	75,561
Other non-operating	(9,620)	636	(792)
Changes in operating assets and liabilities:
Accounts receivable, net	224,915	(118,606)	(51,125)
Inventory	(110,250)	136,442	23,310
Other assets	(70,636)	37,738	147,713
Accounts payable trade	(47,690)	37,380	16,377
Accounts payable to related parties	41,459	(10,913)	(67,842)
Other liabilities	(214,652)	(80,303)	138,496
Total adjustments	658,202	691,002	821,015
Net cash provided by operating activities	1,046,680	1,698,448	1,863,672
Cash flows from investing activities:
Purchases of short and long-term marketable securities	(3,073,012)	(4,106,494)	(4,925,520)
Proceeds from sales of short and long-term marketable securities	4,105,992	4,114,712	3,701,528
Proceeds from maturities of short and long-term marketable securities	456,653	772,882	751,900
Acquisition of property and equipment, net	(413,828)	(232,786)	(213,415)
Investment in Flash Ventures	—	(24,296)	(12,342)
Notes receivable issuances to Flash Ventures	(323,382)	(181,481)	(37,099)
Notes receivable proceeds from Flash Ventures	285,070	231,409	124,765
Purchased technology and other assets	(8,959)	(24,837)	(8,377)
Acquisitions, net of cash acquired	—	(1,063,798)	(304,320)
Other	(866)	—	—
Net cash provided by (used in) investing activities	1,027,668	(514,689)	(922,880)
Cash flows from financing activities:
Proceeds from issuance of convertible senior notes, net of issuance costs	—	—	1,483,125
Purchase of convertible bond hedge	—	—	(331,650)
Proceeds from sale of warrants	—	—	217,800
Repayment of debt financing	(73)	(3,212)	(928,061)
Distribution to non-controlling interests	—	—	(87)
Proceeds from employee stock programs	68,514	181,486	266,044
Excess tax benefit from share-based plans	12,232	44,919	27,198
Dividends paid	(188,911)	(234,565)	(101,191)
Repurchase of common stock	(1,250,263)	(1,300,212)	(1,589,539)
Taxes paid related to net share settlement of equity awards	(44,695)	(41,264)	—
Net cash used in financing activities	(1,403,196)	(1,352,848)	(956,361)
Effect of changes in foreign currency exchange rates on cash	(1,207)	(8,154)	6,345
Net increase (decrease) in cash and cash equivalents	669,945	(177,243)	(9,224)
Cash and cash equivalents at beginning of year	809,003	986,246	995,470
Cash and cash equivalents at end of year	$1,478,948	$809,003	$986,246
Supplemental disclosure of cash flow information:
Property and equipment additions not yet paid in cash	$80,523	$119,151	$49,376
Cash paid for income taxes, net of refunds	$(257,230)	$(433,959)	$(373,183)
Cash paid for interest expense	$(22,471)	$(22,349)	$(20,403)

The accompanying notes are an integral part of these consolidated financial statements.

SANDISK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Organization and Summary of Significant Accounting Policies

Organization

Organization and Nature of Operations. SanDisk Corporation (together with its subsidiaries, the “Company”) was incorporated in the State of Delaware on June 1, 1988. The Company designs, develops, markets and manufactures data storage solutions in a variety of form factors using its flash memory, controller, firmware and software technologies. The Company operates in one segment, flash memory storage products.

Basis of Presentation. The Company’s fiscal year ends on the Sunday closest to December 31 and its fiscal quarters generally consist of 13 weeks. Fiscal year 2015 consists of 53 weeks with 14 weeks in the fourth fiscal quarter, while fiscal years 2014 and 2013 consist of 52 weeks. Certain prior period amounts have been reclassified in the balance sheet and footnotes to conform to the current period presentation related to accounting changes. For accounting and disclosure purposes, the exchange rates of 120.29, 120.44 and 104.94 at January 3, 2016, December 28, 2014 and December 29, 2013, respectively, were used to convert Japanese yen to the United States (“U.S.”) dollar. Throughout the Notes to Consolidated Financial Statements, unless otherwise indicated, references to Net income refer to Net income attributable to common stockholders, references to years or annual periods are references to fiscal years, and references to quarters are references to fiscal quarters.

Pending Acquisition by Western Digital Corporation. On October 21, 2015, the Company entered into a definitive agreement under which Western Digital Corporation (“Western Digital”) will acquire all of the outstanding shares of the Company for a combination of cash and stock. The offer values the Company’s common stock at $86.50 per share or a total equity value of approximately $19 billion, using a five-day volume weighted-average trading price ended on October 20, 2015 of $79.5957 per share of Western Digital common stock.  The transaction has been approved by the boards of directors of both companies.

In the merger, each issued and outstanding share of common stock of the Company will be converted into the right to receive the below consideration per share of the Company’s common stock, subject to reallocation as described further below (the ‘‘Per Share Merger Consideration’’):

(A)	If the previously announced investment in Western Digital by a subsidiary of Unisplendour Corporation Ltd. (“Unis Investment”) closes prior to the effective time of the merger (the “Effective Time”):

(i)	$85.10 per share in cash; and

(ii)	0.0176 shares of Western Digital common stock; or

(B)	If the Unis Investment has not closed or has been terminated, prior to the Effective Time:

(i)	$67.50 per share in cash; and

(ii)	0.2387 shares of Western Digital common stock.

The above allocation between cash and shares of Western Digital common stock is subject to reallocation, at Western Digital’s election, if the amount of cash that the Company has available for use in the U.S. without payment of withholding or U.S. income taxes on the closing date of the merger falls short of a target cash amount of $4.049 billion, if the closing of the merger occurs before June 30, 2016, or $4.139 billion, if the closing occurs on or after June 30, 2016 (the “Closing Cash Shortfall’’). If Western Digital so elects, the cash portion of the Per Share Merger Consideration will be reduced by the Closing Cash Shortfall, divided by the number of shares of the Company’s common stock outstanding as of the closing date of the merger (the ‘‘Per Share Cash Reduction Amount’’), and Western Digital common stock portion of the Per Share Merger Consideration will be correspondingly increased by a number of shares of Western Digital common stock equal to the Per Share Cash Reduction Amount divided by $79.5957.

The treatment of Company stock options under the merger agreement with Western Digital will vary depending on whether the exercise price of such options exceeds the value of the Per Share Merger Consideration as of the closing date of the merger (the ‘‘Closing Merger Consideration Value’’), determined by the sum of (i) the cash portion of the applicable Per Share Merger Consideration and (ii) the value of the Western Digital common stock portion of the Per Share Merger Consideration based on the volume weighted-average trading price of the Western Digital common stock over the five trading days preceding the closing date.

Under the merger agreement with Western Digital, Western Digital will assume all unvested and outstanding Company stock options, all unvested restricted stock units and all outstanding Company stock options with a per share exercise price that is greater than or equal to the Closing Merger Consideration Value (whether or not such options have vested) held by employees immediately prior to the closing of the merger. All such stock options and restricted stock units will be converted into Western Digital stock options and restricted stock units, respectively, pursuant to the exchange ratio set forth in the merger agreement, and subject to the same vesting schedule (including any acceleration of vesting) as such stock options and restricted stock units had prior to being converted. Upon exercise or vesting after the closing date, respectively, such stock options and restricted stock units will entitle the holder to receive shares of Western Digital common stock; provided, that, if Unis Investment has occurred, Western Digital may elect to settle some or all of stock options and restricted stock units in cash, based on Western Digital’s share price on the exercise date or vesting date, respectively.

All vested Company stock options with an exercise price less than the Closing Merger Consideration Value, and all vested restricted stock units, after giving effect to any acceleration, will be canceled at the Effective Time in exchange for the Per Share Merger Consideration, reduced by the applicable exercise price with respect to Company stock options (with the exercise price first applied against the stock portion of the Per Share Merger Consideration).

The transaction is subject to approval by the Company’s stockholders and, in the event that the Unis Investment in Western Digital does not close, Western Digital’s stockholders, receipt of regulatory approvals and other customary closing conditions. The merger agreement contains certain termination rights for the Company and Western Digital that will (a) require the Company to pay a fee to Western Digital of approximately $184 million if either Western Digital or the Company terminates the merger due to the Company’s stockholders’ failure to approve this merger; (b) require Western Digital to pay a fee to the Company of approximately $184 million if either Western Digital or the Company terminates the merger due to (i) the Unis Investment having not occurred or the Unis Investment having been terminated and (ii) Western Digital’s stockholders’ failure to approve this merger; or (c) require Western Digital to pay a termination fee to the Company of approximately $1.060 billion if the merger is terminated due to failure to obtain certain required U.S. or foreign antitrust clearances, as described in the merger agreement. In addition, if the merger agreement is terminated under other specific circumstances as described in the merger agreement, Western Digital or the Company may be required to pay the other party approximately $553 million.

See Note 7, “Financing Arrangements,” for discussion of the treatment of the Company’s 1.5% Convertible Senior Notes due 2017 and the Company’s 0.5% Convertible Senior Notes due 2020 (collectively, the “Notes”) in connection with the pending acquisition of SanDisk by Western Digital.

The Company has filed with the Securities and Exchange Commission (“SEC”) a joint proxy statement/prospectus in connection with the proposed merger on February 5, 2016, which includes the merger agreement. The joint proxy statement/prospectus has been mailed to the stockholders of the Company and Western Digital. Investors are urged to read the joint proxy statement/prospectus, including the merger agreement, and any other relevant documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information about the proposed merger.

The transaction is expected to close in the second calendar quarter of 2016. The pending acquisition of SanDisk by Western Digital does not impact the basis of presentation in the accompanying financial statements. Following completion of the merger, the Company will become a wholly-owned subsidiary of Western Digital, the Company’s common stock will be delisted from The NASDAQ Stock Market and deregistered under the Securities Exchange Act of 1934, as amended, and as such, the Company will no longer file periodic reports with the SEC.

Principles of Consolidation. The Consolidated Financial Statements include the accounts of the Company and its majority-owned subsidiaries. All intercompany balances and transactions have been eliminated. Non-controlling interest represents the minority stockholders’ proportionate share of the net assets and results of operations of the Company’s majority-owned subsidiaries. The Consolidated Financial Statements also include the results of companies acquired by the Company from the date of each acquisition.

Use of Estimates. The preparation of Consolidated Financial Statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. The estimates and judgments affect the reported amounts of assets, liabilities, revenue, expenses and related disclosure of contingent liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to customer programs and incentives, product returns, allowance for doubtful accounts, inventories and inventory valuation, valuation and impairments of marketable securities and investments, valuation and impairments of goodwill and long-lived assets, intellectual property (“IP”) claims, income taxes, warranty obligations, restructurings, contingencies, share-based compensation and litigation. The Company bases its estimates on historical experience and on other assumptions that its management believes are reasonable under the circumstances. These estimates form the basis for making judgments about the carrying value of assets and liabilities when those values are not readily apparent from other sources. Actual results could materially differ from these estimates.

Revenue Recognition, Sales Returns and Allowances and Sales Incentive Programs. The Company recognizes revenue when the earnings process is complete, as evidenced by an agreement with the customer, transfer of title and acceptance, if applicable, pricing is fixed or determinable and collectability is reasonably assured. Revenue is generally recognized at the time of shipment or transfer of title for customers not eligible for price protection and/or a right of return. Sales made to distributors and retailers are generally under agreements allowing price protection and/or a right of return and, therefore, the revenue and related costs of these transactions are deferred until the retailers or distributors sell-through the merchandise to their end customer or their rights of return expire. Estimated sales returns are recorded as a reduction to revenue and deferred revenue and were not material for any period presented in the accompanying Consolidated Financial Statements. The cost of shipping products to customers is included in cost of revenue. The Company recognizes expenses related to sales commissions in the period in which the commissions are earned.

Revenue from patent licensing arrangements is recognized when earned, estimable and realizable. The timing of revenue recognition is dependent on the terms of each license agreement and on the timing of sales of licensed products. The Company generally recognizes royalty revenue when it is reported to the Company by its licensees, which is generally one quarter in arrears from the licensees’ sales of licensed products. For licensing fees that are not determined by the licensees’ sales, the Company generally recognizes license fee revenue on a straight-line basis over the life of the license.

Some of the Company’s revenue arrangements are multiple-element arrangements because they are generally comprised of product, software and support services or multiple distinct licenses. For multiple-element arrangements, the Company evaluates whether each deliverable should be accounted for as a separate unit of accounting. For multiple-element arrangements that include support or software elements, the Company analyzes whether tangible products containing software and non-software components function together and therefore should be excluded from industry-specific software revenue recognition guidance. The Company allocates revenue to each element, or the software elements as a group, based on the relative selling price determined in accordance with the Company’s normal pricing and discounting practices for the specific element when sold separately for all multiple-element arrangements. For multiple-element license agreements that include more than one license to distinct technology that are separate units of accounting, the Company allocates revenue to each license based on the relative selling price of each deliverable. License fees related to existing technology with no continuing performance obligations are generally recognized upon license commencement and other license fees are generally recognized straight-line over the life of the license.  The Company primarily uses an estimate of selling price to allocate revenue for multiple-element license agreements based upon similar licenses, historical and estimated future sales volume, duration, and market conditions.

The Company records estimated reductions of revenue for customer and distributor incentive programs and offerings, including price protection, promotions, co-op advertising and other volume-based incentives and expected returns. All sales incentive programs are recorded as an offset to revenue or deferred revenue. Marketing development programs are recorded as a reduction to revenue.

Accounts Receivable and Allowance for Doubtful Accounts. Accounts receivable include amounts owed by geographically dispersed distributors, retailers and original equipment manufacturer (“OEM”) customers. No collateral is required. Provisions are provided for sales returns and credit losses.

The Company estimates the collectability of its accounts receivable based on a combination of factors including, but not limited to, customer credit ratings and historical experience. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations to the Company (e.g., bankruptcy filings or substantial downgrading of credit ratings), the Company provides allowances for bad debts against amounts due to reduce the net recognized receivable to the amount it reasonably believes will be collected.

Income Taxes. The Company accounts for income taxes using an asset and liability approach, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Consolidated Financial Statements, but have not been reflected in the Company’s taxable income. The Company must evaluate the expected realization of its deferred tax assets and determine whether a valuation allowance needs to be established or released. In determining the need for and amount of a valuation allowance, the Company assesses the likelihood that it will be able to recover its deferred tax assets using historical levels of income, estimates of future income and tax planning strategies. A valuation allowance is established to the extent that the Company does not believe it is “more likely than not” that it will generate sufficient taxable income in future periods to realize the benefit of its deferred tax assets.

The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. The Company recognizes the tax benefit from an uncertain tax position only if it is “more likely than not” the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement.

Foreign Currency. The Company determines the functional currency for its parent company and each of its subsidiaries by reviewing the currencies in which their respective operating activities occur. Transaction gains and losses arising from activities in other than the applicable functional currency are calculated using average exchange rates for the applicable period and reported in net income as a non-operating item in each period. Non-monetary balance sheet items denominated in a currency other than the applicable functional currency are translated using the historical rate. The Company continuously evaluates its foreign currency exposures and may continue to enter into hedges or other risk mitigating arrangements in the future. Aggregate gross foreign currency transaction gain (loss) prior to consideration of the offsetting hedges recorded to income before taxes was ($3.3) million, $3.1 million and ($3.3) million in 2015, 2014 and 2013, respectively.

Cash Equivalents, Short and Long-term Marketable Securities. Cash equivalents consist of short-term, highly liquid financial instruments with insignificant interest rate risk that are readily convertible to cash and have maturities of three months or less from the date of purchase. Marketable securities with original maturities greater than three months from purchase date and remaining maturities less than one year are classified as short-term marketable securities. In addition, short-term marketable securities includes securities with remaining maturities greater than one year as of the balance sheet date for which the Company intends to hold for less than one year. Marketable securities with remaining maturities greater than one year as of the balance sheet date and which the Company intends to hold for greater than one year, are classified as long-term marketable securities. Short and long-term fixed income investments consist of U.S. Treasury securities, U.S. government-sponsored agency securities, international government securities, corporate notes and bonds, asset-backed securities, mortgage-backed securities and municipal notes and bonds. The fair market value of cash equivalents at January 3, 2016 approximated their carrying value. Cost of securities sold is based on specific identification.

In determining if and when a decline in market value below cost of these investments is other-than-temporary, the Company evaluates both quantitative and qualitative information including the market conditions, offering prices, trends of earnings, price multiples and other key measures. For fixed income securities, only the decline attributable to deteriorating credit of an other-than-temporary impairment is taken to the Consolidated Statement of Operations, unless the Company intends, or “more likely than not” will be required, to sell the security.

Property and Equipment. Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, ranging from two to twenty-five years, or the remaining lease term, whichever is shorter.

Variable Interest Entities. The Company evaluates its equity method investments to determine whether any investee is a variable interest entity (“VIE”). If the Company concludes that an investee is a VIE, the Company evaluates its power to direct the activities of the investee, its obligation to absorb the expected losses of the investee and its right to receive the expected residual returns of the investee to determine whether the Company is the primary beneficiary of the investee. If the Company is the primary beneficiary of a VIE, the Company consolidates such entity and reflects the non-controlling interest of other beneficiaries of that entity. If the Company concludes that an investee is not a VIE, the Company does not consolidate the investee.

Equity Investments. The Company accounts for investments in equity securities of other entities, including VIEs that are not consolidated, under the cost method of accounting if investments in voting equity interests of the investee are less than 20%. The equity method of accounting is used if the Company’s investment in voting stock is greater than or equal to 20% but less than a majority. In considering the accounting method for investments less than 20%, the Company also considers other factors such as its ability to exercise significant influence over operating and financial policies of the investee. If certain factors are present, the Company could account for investments for which it has less than a 20% ownership under the equity method of accounting.

Investments in public companies with restrictions of less than one year are classified as available-for-sale and are adjusted to their fair market value with unrealized gains and losses recorded as a component of accumulated other comprehensive income (“AOCI”). Investments in public and non-public companies are reviewed on a quarterly basis to determine if their value has been impaired and adjustments are recorded as necessary. Upon disposition of these investments, the specific identification method is used to determine the cost basis in computing realized gains or losses. Declines in value that are judged to be other-than-temporary are reported in Interest (expense) and other income (expense), net, or Cost of revenue in the Consolidated Statements of Operations.

Inventories and Inventory Valuation. Inventories are stated at the lower of cost (first-in, first-out) or net realizable value. Net realizable value is based upon an estimated average selling price reduced by estimated costs of disposal. Should actual market conditions differ from the Company’s estimates, the Company’s future results of operations could be materially affected. Reductions in inventory valuation are included in Cost of revenue in the Consolidated Statements of Operations. Inventory impairment charges, when taken, permanently establish a new cost basis and are not subsequently reversed to income even if circumstances later suggest that increased carrying amounts are recoverable. Rather, these amounts are recognized in income only if, as and when the inventory is sold.

The Company reduces the carrying value of its inventory to a new basis for estimated obsolescence or unmarketable inventory by an amount equal to the difference between the cost of the inventory and the net realizable value based upon assumptions about future demand and market conditions, including assumptions about changes in average selling prices. If actual market conditions are less favorable than those projected by management, additional reductions in inventory valuation may be required.

The Company’s finished goods inventory includes consigned inventory held at customer locations as well as at third-party fulfillment centers and subcontractors.

Other Long-lived Assets. Intangible assets with finite useful lives and other long-lived assets are tested for impairment if certain impairment indicators are identified. The Company assesses the carrying value of long-lived assets, whenever events or changes in circumstances indicate that the carrying value of these long-lived assets may not be recoverable. Factors the Company considers important which could result in an impairment review include: (1) significant under-performance relative to the historical or projected future operating results; (2) significant changes in the manner of use of assets; (3) significant negative industry or economic trends; and (4) significant changes in the Company’s market capitalization relative to net book value. Any changes in key assumptions used by the Company, including those set forth above, could result in an impairment charge and such a charge could have a material adverse effect on the consolidated results of operations.

Advertising Expenses. Marketing co-op development programs, where the Company receives, or will receive, an identifiable benefit (e.g., goods or services) in exchange for the amount paid to its customer and the Company can reasonably estimate the fair value of the benefit it receives for the customer incentive payment, are classified, when granted, as a marketing expense. Advertising expenses not meeting this criteria are classified as a reduction to revenue when the expense is incurred. Advertising expenses recorded as marketing expense were $12.9 million, $27.9 million and $19.6 million in 2015, 2014 and 2013, respectively.

Research and Development Expenses. Research and development (“R&D”) expenditures are expensed as incurred.

Note 2.	Recent Accounting Pronouncements and Accounting Changes

Accounting Changes

As of January 3, 2016, the Company adopted ASU No. 2015‑03, “Interest-Imputation of Interest,” which simplifies the presentation of debt issuance costs by requiring that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability, rather than as a deferred charge, consistent with debt discounts. The new guidance was applied on a retrospective basis to December 28, 2014. The amended presentation of debt issuance costs resulted in a $4.9 million reduction in each of other current assets and convertible short-term debt and an $11.2 million reduction in each of other non-current assets and convertible long-term debt in the Consolidated Balance Sheet as of December 28, 2014. The adoption of ASU No. 2015-03 did not have any other impact on the Company’s Consolidated Financial Statements.

As of January 3, 2016, the Company adopted, on a prospective basis, ASU No. 2015‑17, “Balance Sheet Classification of Deferred Taxes.” ASU No. 2015-17 provides presentation requirements to classify deferred tax assets and liabilities as non-current in a classified statement of financial position. The adoption of ASU No. 2015-17 resulted in a reclassification of the net current deferred tax asset of approximately $182.0 million to the net non-current deferred tax asset in the Consolidated Balance Sheet as of January 3, 2016. No prior periods were adjusted.

As of January 3, 2016, the Company adopted ASU No. 2015-16, “Business Combinations,” to simplify the accounting for business combination measurement period adjustments. The adoption of ASU No. 2015-16 did not have a material impact on the Consolidated Financial Statements.

As of January 3, 2016, the Company adopted ASU No. 2015-11, “Simplifying the Measurement of Inventory,” to simplify measurement of inventory by measuring inventory at the “lower of cost and net realizable value” and eliminating “market value.” The adoption of ASU No. 2015-11 did not have a material impact on the Consolidated Financial Statements.

Recently Issued But Not Yet Adopted Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015‑05, “Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement.” The amendments in this update provide guidance to customers about whether a cloud computing arrangement includes a software license. Under application of this guidance, if a cloud computing arrangement includes a software license, the update specifies that the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. A customer should account for a cloud computing arrangement as a service contract if the arrangement does not include a software license. The Company expects to adopt ASU No. 2015‑05 in the first quarter of 2016. The Company currently does not expect this guidance to have a material impact on its Consolidated Financial Statements.

In May 2014, the FASB issued ASU No. 2014‑09, “Revenue from Contracts with Customers.” Under this guidance, an entity is required to recognize revenue upon transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. As such, an entity will need to use more judgment and make more estimates than under the current guidance. In July 2015, the FASB approved that this standard could be adopted in either the first quarter of 2017 or 2018 with earlier than 2017 adoption not permitted. Under application of the existing guidance, the Company’s sales made to distributors and retailers are generally deferred until the distributors or retailers sell the merchandise to their end customer. Under the new standard, the Company’s sales made to distributors and retailers are expected to be recognized upon transfer of inventory to the distributor or retailer resulting in earlier revenue recognition than per existing guidance with additional use of estimation. The Company expects that it will adopt ASU No. 2015-16 beginning in the first quarter of 2018 and is currently evaluating the appropriate transition method and any further impact of this guidance on its Consolidated Financial Statements and related disclosures.

Note 3.	Investments and Fair Value Measurements

The Company’s total cash, cash equivalents and marketable securities was as follows:

	January 3, 2016	December 28, 2014
	(In thousands)
Cash and cash equivalents	$1,478,948	$809,003
Short-term marketable securities	2,527,245	1,455,509
Long-term marketable securities	117,142	2,758,475
Total cash, cash equivalents and marketable securities	$4,123,335	$5,022,987

Fair Value of Financial Instruments. For certain of the Company’s financial instruments, including cash held in banks, accounts receivable and accounts payable, the carrying amounts approximate fair value due to their short maturities, and are therefore excluded from the fair value tables below.

The Company categorizes the fair value of its financial assets and liabilities according to the hierarchy established by the FASB, which prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are:

Level 1	Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to directly access.
Level 2
Valuations based on quoted prices for similar assets or liabilities; valuations for interest-bearing securities based on non-daily quoted prices in active markets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3	Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

In circumstances in which a quoted price in an active market for the identical liability is not available, the Company is required to use the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities, or quoted prices for similar liabilities when traded as assets. If these quoted prices are not available, the Company is required to use another valuation technique, such as an income approach or a market approach.

The Company’s financial assets are measured at fair value on a recurring basis. Instruments that are classified within Level 1 of the fair value hierarchy generally include money market funds and U.S. Treasury securities. Level 1 securities represent quoted prices in active markets, and therefore do not require significant management judgment.

Instruments that are classified within Level 2 of the fair value hierarchy primarily include U.S. government-sponsored agency securities, international government securities, corporate notes and bonds, asset-backed securities, mortgage-backed securities and municipal notes and bonds. The Company’s Level 2 securities are primarily valued using quoted market prices for similar instruments and non-binding market prices that are corroborated by observable market data. The Company uses inputs such as actual trade data, benchmark yields, broker/dealer quotes and other similar data, which are obtained from independent pricing vendors, quoted market prices or other sources to determine the ultimate fair value of the Company’s assets and liabilities. The inputs and fair value are reviewed for reasonableness and may be further validated by comparison to publicly available information or compared to multiple independent valuation sources. In addition, the Company reviews third‑party valuation models, independently calculates the fair value of selective financial instruments and assesses the controls at its third-party valuation service providers in determining the overall reasonableness of the fair value of its Level 2 financial instruments.

Financial assets and liabilities measured and recorded at fair value on a recurring basis consisted of the following types of instruments:

	January 3, 2016				December 28, 2014
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	(In thousands)
Money market funds	$1,180,614	$—	$—	$1,180,614	$533,133	$—	$—	$533,133
Fixed income securities	122,899	2,609,123	—	2,732,022	25,162	4,213,599	—	4,238,761
Derivative assets	—	3,376	—	3,376	—	4,800	—	4,800
Total financial assets	$1,303,513	$2,612,499	$—	$3,916,012	$558,295	$4,218,399	$—	$4,776,694

Derivative liabilities	$—	$1,747	$—	$1,747	$—	$8,224	$—	$8,224
Total financial liabilities	$—	$1,747	$—	$1,747	$—	$8,224	$—	$8,224

Financial assets and liabilities measured and recorded at fair value on a recurring basis were presented on the Consolidated Balance Sheets as follows:

	January 3, 2016				December 28, 2014
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	(In thousands)
Cash equivalents(1)	$1,180,614	$87,635	$—	$1,268,249	$533,133	$24,777	$—	$557,910
Short-term marketable securities	122,899	2,404,346	—	2,527,245	3,327	1,452,182	—	1,455,509
Long-term marketable securities	—	117,142	—	117,142	21,835	2,736,640	—	2,758,475
Other current assets	—	3,376	—	3,376	—	4,800	—	4,800
Total financial assets	$1,303,513	$2,612,499	$—	$3,916,012	$558,295	$4,218,399	$—	$4,776,694

Other current accrued liabilities	$—	$1,747	$—	$1,747	$—	$8,224	$—	$8,224
Total financial liabilities	$—	$1,747	$—	$1,747	$—	$8,224	$—	$8,224

(1)
Cash equivalents exclude cash holdings of $210.7 million and $251.1 million included in Cash and cash equivalents on the Consolidated Balance Sheets as of January 3, 2016 and December 28, 2014, respectively.

During years 2015 and 2014, the Company had no transfers of financial assets and liabilities between Level 1 and Level 2.

As of January 3, 2016 and December 28, 2014, the Company had no financial assets or liabilities categorized as Level 3 and had not elected the fair value option for any financial assets and liabilities for which such an election would have been permitted.

Available-for-Sale Investments. Available-for-sale investments were as follows:

	January 3, 2016				December 28, 2014
	Amortized Cost(1)	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value	Amortized Cost(1)	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
	(In thousands)
U.S. Treasury securities	$122,891	$11	$(3)	$122,899	$25,194	$—	$(32)	$25,162
U.S. government-sponsored agency securities	37,447	14	(74)	37,387	7,511	—	(18)	7,493
International government securities	47,463	—	(16)	47,447	82,033	—	(314)	81,719
Corporate notes and bonds	471,421	52	(559)	470,914	774,869	325	(2,052)	773,142
Asset-backed securities	133,518	3	(75)	133,446	171,221	42	(353)	170,910
Mortgage-backed securities	12,661	—	(4)	12,657	48,378	6	(173)	48,211
Municipal notes and bonds	1,905,299	1,991	(18)	1,907,272	3,124,189	9,733	(1,798)	3,132,124
Total available-for-sale investments	$2,730,700	$2,071	$(749)	$2,732,022	$4,233,395	$10,106	$(4,740)	$4,238,761

(1)	Amortized cost includes adjustments made to the cost basis of an investment for accretion, amortization and other-than temporary impairment.

The Company recorded other-than-temporary impairment losses of $1.5 million as of January 3, 2016 related to securities it now expects to sell prior to their maturity dates as a result of the pending acquisition of SanDisk by Western Digital. See Note 1, “Organization and Summary of Significant Accounting Policies-Pending Acquisition by Western Digital Corporation.” The fair value and gross unrealized losses on the available-for-sale securities, net of the impact of other-than-temporary impairment losses, that have been in a continuous unrealized loss position, aggregated by type of investment instrument, and the length of time that individual securities have been in a continuous unrealized loss position as of January 3, 2016, are summarized in the following table. Available-for-sale securities that were in an unrealized gain position have been excluded from the table.

	Less than 12 months		Greater than 12 months
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
	(In thousands)
U.S. Treasury securities	$75,635	$(3)	$—	$—
U.S. government-sponsored agency securities	11,914	(74)	—	—
International government securities	47,447	(16)	—	—
Corporate notes and bonds	399,680	(546)	10,938	(13)
Asset-backed securities	114,932	(68)	4,726	(7)
Mortgage-backed securities	10,726	(1)	1,930	(3)
Municipal notes and bonds	534,651	(17)	10,579	(1)
Total	$1,194,985	$(725)	$28,173	$(24)

The gross unrealized loss, net of the impact of other-than-temporary impairment losses, related to these securities was due primarily to changes in interest rates. The gross unrealized loss, net of the impact of other-than-temporary impairment losses, on all available-for-sale fixed income securities at January 3, 2016 was considered temporary in nature. Factors considered in determining whether a loss is temporary include the length of time and extent to which fair value has been less than the cost basis, the financial condition and near-term prospects of the investee, and the Company’s intent and ability to hold an investment for a period of time sufficient to allow for any anticipated recovery in market value. For debt security investments, the Company considered additional factors including the Company’s intent to sell the investments or whether it is “more likely than not” the Company will be required to sell the investments before the recovery of its amortized cost.

The following table shows the realized gains and (losses) on sales of available-for-sale securities:

	Years ended
	January 3, 2016	December 28, 2014	December 29, 2013
	(In thousands)
Realized gains	$6,807	$8,918	$4,724
Realized losses	(3,157)	(1,375)	(2,349)
Net realized gains	$3,650	$7,543	$2,375

Fixed income securities by contractual maturity as of January 3, 2016 are shown below. Actual maturities may differ from contractual maturities because issuers of the securities may have the right to prepay obligations or the Company has the option to demand payment.

	Amortized Cost	Fair Value
	(In thousands)
Due in one year or less	$1,321,975	$1,323,097
After one year through five years	902,289	902,452
After five years through ten years	113,542	113,516
After ten years	392,894	392,957
Total	$2,730,700	$2,732,022

Financial Instruments. For those financial instruments where the carrying amounts differ from fair value, the following table represents the related carrying values and fair values, which are based on quoted market prices. As of January 3, 2016, the 1.5% Convertible Senior Notes due 2017 and the 0.5% Convertible Senior Notes due 2020 were both categorized as Level 1, based on the frequency of trading of each respective convertible note directly prior to the end of the fourth quarter of 2015. As of December 28, 2014, the 1.5% Convertible Senior Notes due 2017 was categorized as Level 1 and the 0.5% Convertible Senior Notes due 2020 was classified as Level 2, both based on the frequency of trading of each respective convertible note directly prior to the end of 2014. See Note 7, “Financing Arrangements,” regarding details of each convertible note presented.

	January 3, 2016		December 28, 2014
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)
1.5% Convertible Senior Notes due 2017	$913,178	$1,573,285	$864,718	$1,948,721
0.5% Convertible Senior Notes due 2020	1,237,776	1,563,750	1,188,491	1,789,500
Total	$2,150,954	$3,137,035	$2,053,209	$3,738,221

Cost Method Investments. As of January 3, 2016 and December 28, 2014, the Company had aggregate net investments under the cost method of accounting of $38.6 million and $29.3 million, respectively, and these investments consisted of privately-held equity securities without a readily determinable fair value. These privately-held equity investments are reported under Other non-current assets in the Consolidated Balance Sheets.

Note 4.	Derivatives and Hedging Activities

The Company uses derivative instruments primarily to manage exposures to foreign currency. The Company’s primary objective in holding derivative instruments is to reduce the volatility of earnings and cash flows associated with changes in foreign currency. The program is not designated for trading or speculative purposes. The Company’s derivative instruments expose the Company to credit risk to the extent that the counterparties may be unable to meet the terms of the agreement. The Company seeks to mitigate such risk by limiting its counterparties to major financial institutions and by spreading the risk across several major financial institutions. In addition, the potential risk of loss with any one counterparty resulting from this type of credit risk is monitored by the Company on an ongoing basis.

The Company recognizes derivative instruments as either assets or liabilities on the balance sheet at fair value and provides qualitative disclosures about objectives and strategies for using derivative instruments, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. Changes in fair value (i.e., gains or losses) of the derivatives are recorded as cost of revenue, operating expense, other income (expense), or as other comprehensive income (“OCI”). Under certain provisions and conditions within agreements with counterparties to the Company’s foreign exchange forward contracts, subject to applicable requirements, the Company has the right of set-off associated with the Company’s foreign exchange forward contracts and is allowed to net settle transactions of the same currency with a single net amount payable by one party to the other. The Company does not offset or net the fair value amounts of derivative instruments in its Consolidated Balance Sheets and separately discloses the gross fair value amounts of the derivative instruments as either assets or liabilities.

Cash Flow Hedges. From time to time, the Company uses foreign exchange forward contracts designated as cash flow hedges to hedge a portion of future forecasted wafer purchases and R&D expenses in Japanese yen. The gain or loss on the effective portion of a cash flow hedge is initially reported as a component of AOCI and subsequently reclassified into cost of revenue or R&D expense in the same period or periods in which the cost of revenue or R&D expense is recognized, or reclassified into other income (expense) if the hedged transaction becomes probable of not occurring. Any gain or loss after a hedge is no longer designated, because it is no longer probable of occurring or related to an ineffective portion of a cash flow hedge, as well as any amount excluded from the hedge effectiveness, is recognized immediately as other income (expense).

Net Investment Hedges. To help protect certain foreign currency denominated equity method investments from adverse changes in foreign currency exchange rates, the Company may enter into foreign currency forward contracts to partially hedge the changes in the carrying amounts of these investments due to fluctuations in foreign currency exchange rates. Foreign exchange forward contracts designated as net investment hedges relate to the underlying value of the Company’s equity method investments in Japanese yen. The effective portion of a net investment hedge is initially recorded in AOCI as a part of foreign currency translation. Cumulative gains and losses including forward points associated with foreign exchange forward contracts designated as net investment hedges would be reclassified to other income (expense) from AOCI upon sale or substantial liquidation of the foreign equity method investments. The ineffective portions of net investment hedges are recognized immediately as other income (expense). The Company had no net investment hedges outstanding as of January 3, 2016.

As of January 3, 2016, the notional amount and unrealized gain on the effective portion of the outstanding foreign exchange forward contracts to purchase Japanese yen that are designated as cash flow hedges are shown in both Japanese yen and U.S. dollar, based upon the exchange rate at January 3, 2016, as follows:

	Notional Amount		Unrealized Gain
	(Japanese yen, in billions)	(U.S. dollar, in thousands)	(U.S. dollar, in thousands)
Designated foreign exchange forward contracts	¥17.0	$141,449	$1,303

As of January 3, 2016, the maturities of the designated foreign exchange forward contract hedges were two months or less.

Other Derivatives. Other derivatives that are non-designated consist primarily of foreign exchange forward contracts to minimize the risk associated with the foreign exchange effects of revaluing monetary assets and liabilities. Monetary assets and liabilities denominated in foreign currencies and the associated outstanding foreign exchange forward contracts were marked-to-market at January 3, 2016 with realized and unrealized gains and losses included in other income (expense). As of January 3, 2016, the Company had foreign exchange forward contracts hedging balance sheet remeasurement exposures in British pounds, European euros, Japanese yen and Malaysian ringgits. Foreign exchange forward contracts were outstanding to buy and sell U.S. dollar-equivalents of approximately $264.1 million and $173.1 million in foreign currencies, respectively, based upon the exchange rates at January 3, 2016.

The amounts in the tables below include fair value adjustments related to the Company’s own credit risk and counterparty credit risk.

Fair Value of Derivative Contracts. Gross fair value of derivative contracts was as follows:

	Derivative assets reported in
	Other Current Assets
	January 3, 2016	December 28, 2014
	(In thousands)
Foreign exchange forward contracts designated	$1,307	$—
Foreign exchange forward contracts not designated	2,069	4,800
Total derivatives	$3,376	$4,800

	Derivative liabilities reported in
	Other Current Accrued Liabilities
	January 3, 2016	December 28, 2014
	(In thousands)
Foreign exchange forward contracts designated	$4	$1,472
Foreign exchange forward contracts not designated	1,743	6,752
Total derivatives	$1,747	$8,224

As of January 3, 2016, the potential effect of rights of set-off associated with the above foreign exchange forward contracts would result in a net derivative asset balance of $2.7 million and a net derivative liability balance of $1.1 million. As of December 28, 2014, the potential effect of rights of set-off would result in a net derivative asset balance of $2.8 million and a net derivative liability balance of $6.3 million.

Effect of Foreign Exchange Forward Contracts Designated as Cash Flow and Net Investment Hedges on the Consolidated Statements of Operations. All designated cash flow and net investment hedge derivative contracts were considered effective for each of the fiscal years ended January 3, 2016 and December 28, 2014. The impact of the effective portion of designated cash flow and net investment derivative contracts on the Company’s results of operations was as follows:

	Years ended
	Amount of gain (loss) recognized in OCI			Amount of loss reclassified from AOCI to earnings
	January 3, 2016	December 28, 2014	December 29, 2013	January 3, 2016	December 28, 2014	December 29, 2013
	(In thousands)
Foreign exchange forward contracts:
Cash flow hedges	$1,693	$(99)	$(74,834)	$(12,368)	$(25,418)	$(41,523)
Net investment hedges	2,837	—	—	—	—	—
Total foreign exchange forward contracts	$4,530	$(99)	$(74,834)	$(12,368)	$(25,418)	$(41,523)

The Company expects to realize the majority of the AOCI balance related to cash flow hedges within the next 12 months. Cumulative gains and losses on net investment hedges recognized in AOCI would be reclassified to other income (expense) from AOCI upon sale or substantial liquidation of the foreign equity method investments.

The following table presents the forward points on foreign exchange contracts excluded for the purposes of cash flow hedging designation recognized in other income (expense):

	Years ended
	January 3, 2016	December 28, 2014	December 29, 2013
	(In thousands)
Foreign exchange forward contracts	$(785)	$(1,134)	$(1,201)

Effect of Non-designated Derivative Contracts on the Consolidated Statements of Operations. The effect of non-designated derivative contracts on the Company’s results of operations recognized in other income (expense) was as follows:

	Years ended
	January 3, 2016	December 28, 2014	December 29, 2013
	(In thousands)
Gain (loss) on foreign exchange forward contracts including forward point income	$2,301	$(5,627)	$1,427
Gain (loss) from revaluation of foreign currency exposures hedged by foreign exchange forward contracts	(6,151)	7,998	(4,460)
Total effect of non-designated derivative contracts	$(3,850)	$2,371	$(3,033)

Note 5.	Balance Sheet Information

Accounts Receivable, net. Accounts receivable, net was as follows:

	January 3, 2016	December 28, 2014
	(In thousands)
Accounts receivable	$889,574	$1,134,254
Allowance for doubtful accounts	(7,784)	(9,622)
Promotions, price protection and other activities	(263,599)	(282,156)
Total accounts receivable, net	$618,191	$842,476

Allowance for Doubtful Accounts. The activity in the allowance for doubtful accounts was as follows:

	Years ended
	January 3, 2016	December 28, 2014	December 29, 2013
	(In thousands)
Balance, beginning of year	$9,622	$8,274	$6,627
Additions charged to costs and expenses	709	857	2,167
Allowance adjustment	—	1,272	—
Deductions/write-offs	(2,547)	(781)	(520)
Balance, end of year	$7,784	$9,622	$8,274

Inventory. Inventory was as follows:

	January 3, 2016	December 28, 2014
	(In thousands)
Raw material	$383,655	$369,860
Work-in-process	109,746	138,594
Finished goods	315,994	189,557
Total inventory	$809,395	$698,011

Other Current Assets. Other current assets were as follows:

	January 3, 2016	December 28, 2014
	(In thousands)
Income tax receivables	$38,420	$18,579
Other tax-related receivables	104,273	84,432
Other non-trade receivables	23,108	69,033
Prepayment to Flash Ventures	13,758	—
Prepaid expenses	26,806	18,579
Other current assets	19,642	19,442
Total other current assets	$226,007	$210,065

Property and Equipment. Property and equipment were as follows:

	January 3, 2016	December 28, 2014
	(In thousands)
Machinery and equipment	$1,566,066	$1,318,454
Furniture and fixtures	28,331	24,090
Software	210,818	191,900
Buildings and building improvements	383,435	338,412
Leasehold improvements	30,340	26,525
Land	24,427	24,427
Capital land lease	20,127	12,827
Property and equipment, at cost	2,263,544	1,936,635
Accumulated depreciation and amortization	(1,446,414)	(1,212,278)
Property and equipment, net	$817,130	$724,357

Depreciation expense of property and equipment totaled $280.2 million, $254.3 million and $226.3 million in 2015, 2014 and 2013, respectively.

Notes Receivable and Investments in Flash Ventures. Notes receivable and investments in Flash Partners Ltd., Flash Alliance Ltd. and Flash Forward Ltd. (collectively referred to as “Flash Ventures”) were as follows:

	January 3, 2016	December 28, 2014
	(In thousands)
Notes receivable, Flash Partners Ltd.	$113,476	$12,454
Notes receivable, Flash Alliance Ltd.	285,560	292,677
Notes receivable, Flash Forward Ltd.	105,994	161,906
Investment in Flash Partners Ltd.	170,423	167,102
Investment in Flash Alliance Ltd.	252,697	249,459
Investment in Flash Forward Ltd.	81,839	79,219
Total notes receivable and investments in Flash Ventures	$1,009,989	$962,817

The Company assesses financing receivable credit quality through financial and operational reviews of the borrower and creditworthiness, including credit rating agency ratings, of significant investors of the borrower, where material or known. Impairments, when required for credit worthiness, are recorded in other income (expense).

Equity-method investments and the Company’s maximum loss exposure related to Flash Ventures are discussed further in Note 14, “Commitments, Contingencies and Guarantees – Flash Ventures” and Note 15, “Related Parties and Strategic Investments.”

The Company makes, or will make, long-term loans to Flash Ventures to fund new process technologies and additional wafer capacity. The Company aggregates its Flash Ventures’ notes receivable into one class of financing receivables due to the similar ownership interest and common structure in each Flash Venture entity. For all reporting periods presented, no loans were past due and no loan impairments were recorded.

Other Non-current Assets. Other non-current assets were as follows:

	January 3, 2016	December 28, 2014
	(In thousands)
Prepaid tax on intercompany transactions	$29,412	$33,375
Prepayment to Flash Ventures	26,370	—
Long-term income tax receivable	45,785	—
Other non-current assets	72,060	64,097
Total other non-current assets	$173,627	$97,472

Other Current Accrued Liabilities. Other current accrued liabilities were as follows:

	January 3, 2016	December 28, 2014
	(In thousands)
Accrued payroll and related expenses	$138,757	$233,702
Taxes payable	53,006	74,079
Derivative contract payables	1,747	8,224
Other current accrued liabilities	160,430	190,288
Total other current accrued liabilities	$353,940	$506,293

Non-current Liabilities. Non-current liabilities were as follows:

	January 3, 2016	December 28, 2014
	(In thousands)
Income tax liabilities	$93,731	$132,320
Deferred revenue	22,728	31,066
Deferred tax liabilities	30	22,360
Other non-current liabilities	53,604	59,808
Total non-current liabilities	$170,093	$245,554

Warranties. The liability for warranty expense is included in Other current accrued liabilities and Non-current liabilities in the Consolidated Balance Sheets, and the activity was as follows:

	Years ended
	January 3, 2016	December 28, 2014	December 29, 2013
	(In thousands)
Balance, beginning of year	$48,555	$43,624	$38,787
Additions and adjustments to cost of revenue	10,244	21,315	33,400
Warranty liability assumed from acquisition	—	3,794	2,363
Usage	(16,488)	(20,178)	(30,926)
Balance, end of year	$42,311	$48,555	$43,624

The majority of the Company’s products have a warranty of five years or less, with a small number of products having a warranty ranging up to ten years or more. For warranties ten years or greater, including lifetime warranties, the Company uses the estimated useful life of the product to calculate the warranty exposure. A provision for the estimated future cost related to warranty expense is recorded at the time of customer invoice. Additions and adjustments to cost of revenue included adjustments to certain warranty assumptions related to future potential claims, resulting in reductions to the overall future warranty exposure of $7.0 million and $5.7 million in 2015 and 2014, respectively. The Company’s warranty liability is affected by customer and consumer returns, product failures, number of units sold and repair or replacement costs incurred. Should actual product failure rates, or repair or replacement costs, differ from the Company’s estimates, increases or decreases to its warranty liability would be required.

Accumulated Other Comprehensive Income (Loss). The changes in AOCI by component were as follows:

	Available-for-sale Investments	Foreign Currency Translation	Hedging Activities	Accumulated Other Comprehensive Loss
	(In thousands)
Balance at December 29, 2013	$10,479	$(47,440)	$(39,498)	$(76,459)
Other comprehensive income (loss) before reclassifications, net	(3,511)	(153,975)	(99)	(157,585)
Amount reclassified from AOCI	(7,543)	—	25,418	17,875
Tax effects	3,934	4,163	—	8,097
Balance at December 28, 2014	3,359	(197,252)	(14,179)	(208,072)
Other comprehensive income (loss) before reclassifications, net	(1,874)	241	1,693	60
Amount reclassified from AOCI	(3,650)	—	12,368	8,718
Reclassification adjustment for other-than-temporary impairment losses	1,480	—	—	1,480
Tax effects	1,527	(2,652)	—	(1,125)
Balance at January 3, 2016	$842	$(199,663)	$(118)	$(198,939)

The significant amounts reclassified out of each component of AOCI were as follows:

	Years ended
AOCI Component	January 3, 2016	December 28, 2014	December 29, 2013	Statement of Operations Line Item
	(In thousands)
Unrealized gain on available-for-sale investments	$3,650	$7,543	$2,375	Interest (expense) and other income (expense), net
Other-than-temporary impairment losses on available-for-sale securities	(1,480)	—	—	Interest (expense) and other income (expense), net
Tax impact	(1,320)	(2,677)	(1,122)	Provision for income taxes
Unrealized gain on available-for-sale investments, net of tax	850	4,866	1,253
Unrealized holding gain (loss) on cash flow hedging activities:
Foreign exchange contracts	(12,448)	(24,142)	(41,523)	Cost of revenue
Foreign exchange contracts	80	(1,276)	—	Research and development
Unrealized holding loss on cash flow hedging activities	(12,368)	(25,418)	(41,523)
Total reclassifications for the period, net of tax	$(11,518)	$(20,552)	$(40,270)

Note 6.	Goodwill and Intangible Assets

Goodwill. Goodwill balances were as follows:

	Years ended
	January 3, 2016	December 28, 2014
	(In thousands)
Balance, beginning of year	$831,328	$318,111
Acquisition	—	513,398
Adjustment	—	(181)
Balance, end of year	$831,328	$831,328

During the fiscal year ended December 28, 2014, goodwill increased by $513.2 million, due primarily to the Company’s acquisition of Fusion‑io, Inc. (“Fusion‑io”).

Goodwill is not amortized, but is reviewed and tested for impairment at least annually, on the first day of the Company’s fourth quarter and whenever events or circumstances occur that indicate that goodwill might be impaired. Impairment of goodwill is tested at the Company’s reporting unit level. The Company has the option to first assess qualitative factors to determine whether events and circumstances indicate that it is more likely than not that the goodwill is impaired and determine whether further action is needed (“Step 0”). For the year ended January 3, 2016, the Company performed a Step 1 quantitative assessment of its goodwill and did not identify an impairment of goodwill. As such, the Company did not perform any further goodwill impairment testing.

Intangible Assets. Intangible asset balances were as follows:

	January 3, 2016
	Gross Carrying Amount	Accumulated Amortization	Impairment	Net Carrying Amount
	(In thousands)
Developed product technology	$451,560	$(203,514)	$—	$248,046
Customer relationships	64,600	(61,434)	—	3,166
Trademarks and trade names	62,500	(20,319)	—	42,181
Acquisition-related intangible assets	578,660	(285,267)	—	293,393
Technology licenses and patents	102,000	(98,667)	—	3,333
Total intangible assets subject to amortization	680,660	(383,934)	—	296,726
Acquired in-process research and development	61,000	—	(61,000)	—
Total intangible assets	$741,660	$(383,934)	$(61,000)	$296,726

	December 28, 2014
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(In thousands)
Developed product technology	$568,744	$(209,478)	$359,266
Customer relationships	64,600	(21,009)	43,591
Trademarks and trade names	62,500	(7,395)	55,105
Acquisition-related intangible assets	695,844	(237,882)	457,962
Technology licenses and patents	102,000	(78,611)	23,389
Total intangible assets subject to amortization	797,844	(316,493)	481,351
Acquired in-process research and development	61,000	—	61,000
Total intangible assets	$858,844	$(316,493)	$542,351

During 2015, $61.0 million of in-process research and development (“IPR&D”) was impaired. The Company performs tests for impairment of long-lived assets whenever events or circumstances suggest that long-lived assets may be impaired. In the first quarter of 2015, due to a decline in revenue from previous forecasts and changes to the product development schedule related to an IPR&D project from the Fusion‑io acquisition, the Company performed impairment tests on the acquisition-related amortizable intangible and IPR&D assets for this acquisition. In the first quarter of 2015, the Company reviewed the forecasts for the Fusion‑io IPR&D project and determined to cancel this project in order to reduce the number of platforms under development, resulting in no future attributable cash flows and a full impairment of the IPR&D asset of $61.0 million was recorded. The project was cancelled and resources were redirected towards the next-generation PCIe and converged enterprise platform. In testing the recoverability of the Fusion‑io acquisition-related amortizable intangible assets, the Company determined that there was no impairment. The impairment test is based upon the lowest level for which identifiable cash flows are available related to the intangible assets. In connection with the impairment analysis in the first quarter of 2015, the Company reduced the expected life of the acquisition-related amortizable developed technology intangible assets from the Fusion‑io acquisition from five years to four years, and will amortize the remaining net carrying amount of this developed technology intangible asset over the next 31 months. As of January 3, 2016, the net book value of the Fusion‑io acquisition-related amortizable intangible assets was $223.9 million.

In 2013, the Company performed impairment tests on the amortizable intangible and IPR&D assets from the Pliant Technology, Inc. (“Pliant”) acquisition due to the SMART Storage Systems (“SMART Storage”) acquisition. Based upon its impairment analysis, the Company recorded an impairment of certain amortizable intangible assets and IPR&D assets totaling $83.2 million in 2013, which was included in Impairment of acquisition-related intangible assets in the Consolidated Statements of Operations.

Acquired IPR&D is accounted for as an indefinite-lived intangible asset. Indefinite-lived intangible assets are reviewed for impairment at least annually until technological feasibility is achieved or development is complete. Upon completion of development, the acquired IPR&D is considered an amortizable finite-lived intangible asset. Amortization expense of technology licenses and patents is recorded to cost of revenue or R&D based upon the use of the technology.

Amortization expense of intangible assets totaled $184.6 million, $148.6 million and $84.3 million in 2015, 2014 and 2013, respectively.

The annual expected amortization expense of intangible assets subject to amortization as of January 3, 2016 was as follows:

	Acquisition-related Intangible Assets	Technology Licenses and Patents
	(In thousands)
Year:
2016	$126,231	$3,333
2017	107,176	—
2018	53,160	—
2019	6,826	—
Total intangible assets subject to amortization	$293,393	$3,333

Note 7.	Financing Arrangements

The following table reflects the carrying values of the Company’s convertible debt:

	January 3, 2016	December 28, 2014
	(In thousands)
1.5% Notes due 2017	$996,715	$996,788
Less: Unamortized bond discount	(80,488)	(127,143)
Less: Unamortized bond issuance costs	(3,049)	(4,927)
Net carrying amount of 1.5% Notes due 2017	913,178	864,718

0.5% Notes due 2020	1,500,000	1,500,000
Less: Unamortized bond discount	(252,940)	(300,304)
Less: Unamortized bond issuance costs	(9,284)	(11,205)
Net carrying amount of 0.5% Notes due 2020	1,237,776	1,188,491
Total convertible debt	2,150,954	2,053,209
Less: Convertible short-term debt	(913,178)	(864,718)
Convertible long-term debt	$1,237,776	$1,188,491

1.5% Convertible Senior Notes Due 2017. In August, 2010, the Company issued and sold $1.0 billion in aggregate principal amount of 1.5% Convertible Senior Notes due August 15, 2017 (“1.5% Notes due 2017”) at par. The 1.5% Notes due 2017 may be converted, under certain circumstances, based on an initial conversion rate of 19.0931 shares of common stock per $1,000 principal amount of notes (which represents 19.1 million shares at an initial conversion price of approximately $52.37 per share). The 1.5% Notes due 2017 contain provisions where the conversion rate and conversion price are adjusted if the Company pays a cash dividend or makes a distribution to all or substantially all holders of its common stock. Accordingly, as of January 3, 2016, the conversion rate was adjusted for dividends paid to date to 19.7302 shares of common stock per $1,000 principal amount of notes (which represents 19.7 million shares at a conversion price of approximately $50.68 per share). The 1.5% Notes due 2017 may be converted at the option of the holders during certain periods as a result of, among other things, fluctuations in the Company’s stock price or in connection with a merger event. Under certain circumstances, the conversion rate will be increased for holders who elect to convert their 1.5% Notes due 2017 in connection with a merger event. The net proceeds to the Company from the sale of the 1.5% Notes due 2017 were $981.0 million.

The Company separately accounts for the liability and equity components of the 1.5% Notes due 2017. The principal amount of the liability component of $706.0 million as of the date of issuance was recognized at the present value of its cash flows using a discount rate of 6.85%, the Company’s borrowing rate at the date of the issuance for a similar debt instrument without the conversion feature. As of the date of issuance, the carrying value of the equity component was $294.0 million.

The following table presents the amount of interest cost recognized relating to the contractual interest coupon, amortization of the bond discount on the liability component of the 1.5% Notes due 2017 and amortization of bond issuance costs:

	Years ended
	January 3, 2016	December 28, 2014	December 29, 2013
	(In thousands)
Contractual interest coupon	$14,952	$14,984	$15,000
Amortization of bond discount	45,865	41,848	39,095
Amortization of bond issuance costs	2,658	2,666	2,667
Total interest cost recognized	$63,475	$59,498	$56,762

The Company pays cash interest at an annual rate of 1.5%, payable semi-annually on February 15 and August 15 of each year, beginning February 15, 2011. The effective interest rate on the liability component of the 1.5% Notes due 2017 was 6.85% for each of the three fiscal years ended January 3, 2016. The remaining unamortized bond discount of $80.5 million as of January 3, 2016 will be amortized over the remaining life of the 1.5% Notes due 2017, which is approximately 1.6 years. Debt issuance costs were $18.7 million, of which $5.5 million was allocated to capital in excess of par value and $13.2 million was allocated to deferred issuance costs and is amortized to interest expense over the term of the 1.5% Notes due 2017.

The 1.5% Notes due 2017 may be converted on any day prior to the close of business on the scheduled trading day immediately preceding May 15, 2017, in multiples of $1,000 principal amount at the option of the holder under any of the following circumstances: 1) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per note for each day of such measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such day; 2) during any calendar quarter after the calendar quarter ending September 30, 2010, if the last reported sale price of the Company’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; or 3) upon the occurrence of specified corporate transactions. On and after May 15, 2017 until the close of business on the second scheduled trading day immediately preceding the maturity date of August 15, 2017, holders may convert their notes at any time, regardless of the foregoing circumstances.

Upon conversion, a holder will receive the conversion value of the 1.5% Notes due 2017 to be converted equal to the conversion rate multiplied by the volume-weighted-average price of the Company’s common stock during a specified period following the conversion date. The conversion value of each 1.5% Note due 2017 will be paid in: 1) cash equal to the lesser of the principal amount of the note or the conversion value, as defined, and 2) to the extent the conversion value exceeds the principal amount of the note, common stock (plus cash in lieu of any fractional shares of common stock). The conversion price will be subject to adjustment in some events but will not be adjusted for accrued interest. Upon a fundamental change at any time, as defined, the Company will in some cases increase the conversion rate for a holder who elects to convert its 1.5% Notes due 2017 in connection with such fundamental change. In addition, the holders may require the Company to repurchase for cash all or a portion of their notes upon a designated event at a price equal to 100% of the principal amount of the notes being repurchased plus accrued and unpaid interest, if any.

As of the calendar quarter ended December 31, 2015, 1.5% Notes due 2017 were convertible at the holders’ option beginning January 1, 2016 and ending March 31, 2016 as the last reported sales price of the Company’s stock exceeded 130% of the conversion price for more than 20 days in the period of 30 consecutive trading days prior to December 31, 2015, as set forth in the indenture. Accordingly, the carrying value of the 1.5% Notes due 2017 was classified as a current liability and the difference between the principal amount payable in cash upon conversion and the carrying value of the equity component of $80.5 million of the 1.5% Notes due 2017 was reclassified from Stockholders’ equity to Convertible short-term debt conversion obligation on the Company’s Consolidated Balance Sheet as of January 3, 2016, and will remain so while the notes are convertible. The determination of whether or not the 1.5% Notes due 2017 are convertible must continue to be performed on a calendar-quarter basis. Consequently, the 1.5% Notes due 2017 may be reclassified as long-term debt if the conversion threshold is not met in future quarters. Based on the last closing price for the Company’s common stock as of January 3, 2016 of $75.99, if all of the 1.5% Notes due 2017 then outstanding were converted at the then-current conversion rate, approximately 6.5 million shares would be distributed to the holders.

During 2015, $73 thousand aggregate principal amount of the 1.5% Notes due 2017 (“Converted Notes”) was converted at the holders’ option and the Company delivered cash of $73 thousand for the principal amount and 515 shares of the Company’s common stock with respect to conversion value greater than the principal amount. The Company recorded an immaterial loss during 2015 related to the partial extinguishment of the Converted Notes.

Under the terms of the 1.5% Notes due 2017, the pending acquisition by Western Digital will constitute a designated event and a fundamental change. As a result, holders of the 1.5% Notes due 2017 will be permitted to choose (i) to convert their 1.5% Notes due 2017 into a mixture of cash and stock at a temporarily increased conversion rate, (ii) to require the Company to repurchase their 1.5% Notes due 2017 for a price equal to their principal amount plus accrued but unpaid interest to but excluding the repurchase date, or (iii) to continue holding their 1.5% Notes due 2017. If the merger closes, the holders of the 1.5% Notes due 2017 would be expected to exercise the right to convert their 1.5% Notes due 2017 in accordance with their terms at a temporarily increased conversion rate shortly following the closing of the merger (although the holders’ actual decisions will depend upon their judgments based on the then prevailing market conditions) in which case the 1.5% Notes due 2017 will be converted into cash for the principal amount and the merger consideration with respect to the excess thereof. The holders of the 1.5% Notes due 2017 may deliver conversion notices prior to the closing of the merger, and if they do so, the Company will be required to settle such conversions regardless of whether the merger closes; however, if the merger does not close, any converting holders will not be entitled to the temporarily increased conversion rate.

Concurrently with the issuance of the 1.5% Notes due 2017, the Company purchased a convertible bond hedge and sold warrants. The convertible bond hedge transaction is structured to reduce the potential future economic dilution associated with the conversion of the 1.5% Notes due 2017 and, combined with the warrants, to increase the initial conversion price to $73.3250 per share. Each of these components is discussed separately below:

•
Convertible Bond Hedge. Counterparties agreed to sell to the Company up to approximately 19.1 million shares of the Company’s common stock, which is the number of shares initially issuable upon conversion of the 1.5% Notes due 2017 in full, at a price of $52.37 per share. The convertible bond hedge agreement contains provisions where the number of shares to be sold under the convertible bond hedge transaction and the conversion price will be adjusted if the Company pays a cash dividend or makes a distribution to all or substantially all holders of its common stock. Adjusting for dividends paid through January 3, 2016, the counterparties agreed to sell to the Company up to approximately 19.7 million shares of the Company’s common stock, which is the number of shares issuable upon conversion of the 1.5% Notes due 2017 in full, at a price of $50.68 per share as of January 3, 2016. This convertible bond hedge transaction will terminate upon the earlier of the maturity date of the 1.5% Notes due 2017 or the first day none of the 1.5% Notes due 2017 remain outstanding due to conversion or otherwise. Settlement of the convertible bond hedge in net shares in connection with the conversion of the 1.5% Notes due 2017 would result in the Company receiving net shares equivalent to the number of shares issuable by the Company upon conversion of the 1.5% Notes due 2017. Should there be an early unwind of the convertible bond hedge transaction, the number of net shares potentially received by the Company will depend upon 1) the then existing overall market conditions, 2) the Company’s stock price, 3) the volatility of the Company’s stock, and 4) the amount of time remaining before expiration of the convertible bond hedge. The convertible bond hedge transaction cost of $292.9 million has been accounted for as an equity transaction. The Company initially recorded approximately $1.7 million in stockholders’ equity from the deferred tax asset related to the convertible bond hedge at inception of the transaction. Cumulatively through January 3, 2016, the Company had received 27,134 shares of the Company’s common stock from the exercise of a portion of the convertible bond hedge related to the conversion of the $3.3 million aggregate principal amount of the 1.5% Notes due 2017.

•
Warrants. The Company received $188.1 million from the same counterparties from the sale of warrants to purchase up to approximately 19.1 million shares of the Company’s common stock at an exercise price of $73.3250 per share. The warrant agreements contain provisions whereby the number of shares to be acquired under the warrants and the strike price are adjusted if the Company pays a cash dividend to holders of its common stock. Adjusting for dividends paid through January 3, 2016, holders of the warrants may acquire up to approximately 19.7 million shares of the Company’s common stock at a strike price of $70.9573 per share as of January 3, 2016. The warrants mature on 40 different dates from November 13, 2017 through January 10, 2018, are automatically exercised at maturity, and are settled on a net share basis. The value of the warrants was initially recorded in equity and through January 3, 2016 continued to be classified as equity. Subsequent to January 3, 2016, 50% of the warrants associated with the 1.5% Notes due 2017 were terminated, resulting in an obligation of approximately $209 million payable by the Company at the earlier of the closing of the Western Digital merger or August 2017 (regardless of whether the merger closes by such time).

0.5% Convertible Senior Notes Due 2020. In October, 2013, the Company issued and sold $1.5 billion in aggregate principal amount of 0.5% Convertible Senior Notes due October 15, 2020 (the “0.5% Notes due 2020”) at par. The 0.5% Notes due 2020 may be converted, under certain circumstances, based on an initial conversion rate of 10.8470 shares of common stock per $1,000 principal amount of notes (which represents 16.3 million shares at an initial conversion price of approximately $92.19 per share). The 0.5% Notes due 2020 contain provisions where the conversion rate and conversion price are adjusted if the Company pays a cash dividend greater than a regular quarterly cash dividend of $0.225 per share to holders of its common stock. Accordingly, as of January 3, 2016, the conversion rate was adjusted for dividends in excess of $0.225 per share paid to date to 10.9006 shares of common stock per $1,000 principal amount of notes (which represents 16.4 million shares at a conversion price of approximately $91.74 per share). The 0.5% Notes due 2020 may be converted at the option of the holders during certain periods as a result of, among other things, fluctuations in the Company’s stock price or in connection with a merger event. Under certain circumstances, the conversion rate will be increased for holders who elect to convert their 0.5% Notes due 2020 in connection with a merger event. The net proceeds to the Company from the sale of the 0.5% Notes due 2020 were approximately $1.48 billion.

The Company separately accounts for the liability and equity components of the 0.5% Notes due 2020. The principal amount of the liability component of $1.15 billion as of the date of issuance was recognized at the present value of its cash flows using a discount rate of 4.43%, the Company’s borrowing rate at the date of the issuance for a similar debt instrument without the conversion feature. As of January 3, 2016, the carrying value of the equity component of $352.0 million was unchanged from the date of issuance.

The following table presents the amount of interest cost recognized relating to the contractual interest coupon, amortization of the bond discount on the liability component of the 0.5% Notes due 2020 and amortization of bond issuance costs:

	Years ended
	January 3, 2016	December 28, 2014	December 29, 2013
	(In thousands)
Contractual interest coupon	$7,500	$7,500	$1,271
Amortization of bond discount	46,776	43,527	7,486
Amortization of bond issuance costs	2,509	2,551	439
Total interest cost recognized	$56,785	$53,578	$9,196

The Company pays cash interest at an annual rate of 0.5%, payable semi-annually on April 15 and October 15 of each year, beginning April 15, 2014. The effective interest rate on the liability component of the 0.5% Notes due 2020 was 4.43% for each of the three fiscal years ended January 3, 2016. The remaining unamortized bond discount of $252.9 million as of January 3, 2016 will be amortized over the remaining life of the 0.5% Notes due 2020, which is approximately 4.8 years. Debt issuance costs were $17.6 million, of which $4.1 million was allocated to capital in excess of par value and $13.5 million was allocated to deferred issuance costs and is amortized to interest expense over the term of the 0.5% Notes due 2020.

The 0.5% Notes due 2020 may be converted on any day prior to the close of business on the scheduled trading day immediately preceding July 15, 2020, in multiples of $1,000 principal amount at the option of the holder under any of the following circumstances: 1) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per note for each day of such measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such day; 2) during any calendar quarter after the calendar quarter ending December 29, 2013, if the last reported sale price of the Company’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; or 3) upon the occurrence of specified corporate transactions. On and after July 15, 2020 until the close of business on the second scheduled trading day immediately preceding the maturity date of October 15, 2020, holders may convert their notes at any time, regardless of the foregoing circumstances.

Upon conversion, a holder will receive the conversion value of the 0.5% Notes due 2020 to be converted equal to the conversion rate multiplied by the volume-weighted-average price of the Company’s common stock during a specified period following the conversion date. The conversion value of each 0.5% Note due 2020 will be paid in: 1) cash equal to the lesser of the principal amount of the note or the conversion value, as defined, and 2) to the extent the conversion value exceeds the principal amount of the note, common stock (plus cash in lieu of any fractional shares of common stock). The conversion price will be subject to adjustment in some events but will not be adjusted for accrued interest. Upon a fundamental change at any time, as defined, the Company will in some cases increase the conversion rate for a holder who elects to convert its 0.5% Notes due 2020 in connection with such fundamental change. In addition, the holders may require the Company to repurchase for cash all or a portion of their notes upon a designated event at a price equal to 100% of the principal amount of the notes being repurchased plus accrued and unpaid interest, if any. As of January 3, 2016, the 0.5% Notes due 2020 were not convertible.

Under the terms of the 0.5% Notes due 2020, the pending acquisition by Western Digital will constitute a designated event and a fundamental change. As a result, holders of the 0.5% Notes due 2020 will be permitted to choose (i) to convert their 0.5% Notes due 2020 into a mixture of cash and stock at a temporarily increased conversion rate, (ii) to require the Company to repurchase their 0.5% Notes due 2020 for a price equal to their principal amount plus accrued but unpaid interest to but excluding the repurchase date, or (iii) to continue holding their 0.5% Notes due 2020. If the merger closes, the holders of the 0.5% Notes due 2020 would be expected to exercise the right to convert their 0.5% Notes due 2020 in accordance with their terms at a temporarily increased conversion rate shortly following the closing of the merger (although the holders’ actual decisions will depend upon their judgments based on the then prevailing market conditions) in which case the 0.5% Notes due 2020 will be converted into cash for the principal amount and the merger consideration with respect to the excess thereof. The holders of the 0.5% Notes due 2020 may deliver conversion notices prior to the closing of the merger, and if they do so, the Company will be required to settle such conversions regardless of whether the merger closes; however, if the merger does not close, any converting holders will not be entitled to the temporarily increased conversion rate.

Concurrently with the issuance of the 0.5% Notes due 2020, the Company purchased a convertible bond hedge and sold warrants. The convertible bond hedge transaction is structured to reduce the potential future economic dilution associated with the conversion of the 0.5% Notes due 2020 and, combined with the warrants, to increase the initial conversion price to $122.9220 per share. Each of these components is discussed separately below:

•
Convertible Bond Hedge. Counterparties agreed to sell to the Company up to approximately 16.3 million shares of the Company’s common stock, which is the number of shares initially issuable upon conversion of the 0.5% Notes due 2020 in full, at a price of $92.19 per share. The convertible bond hedge agreement contains provisions where the number of shares to be sold under the convertible bond hedge transaction and the conversion price will be adjusted if the Company pays a cash dividend greater than a regular quarterly cash dividend of $0.225 per share to holders of its common stock. Adjusting for dividends paid through January 3, 2016, the counterparties agreed to sell to the Company up to approximately 16.4 million shares of the Company’s common stock, which is the number of shares issuable upon conversion of the 0.5% Notes due 2020 in full, at a price of $91.74 per share as of January 3, 2016. This convertible bond hedge transaction will terminate upon the earlier of the maturity date of the 0.5% Notes due 2020 or the first day none of the 0.5% Notes due 2020 remain outstanding due to conversion or otherwise. Settlement of the convertible bond hedge in net shares in connection with the conversion of the 0.5% Notes due 2020 would result in the Company receiving net shares equivalent to the number of shares issuable by the Company upon conversion of the 0.5% Notes due 2020. Should there be an early unwind of the convertible bond hedge transaction, the number of net shares potentially received by the Company will depend upon 1) the then existing overall market conditions, 2) the Company’s stock price, 3) the volatility of the Company’s stock, and 4) the amount of time remaining before expiration of the convertible bond hedge. The convertible bond hedge transaction cost of $331.7 million has been accounted for as an equity transaction. The Company initially recorded approximately $119.5 million in stockholders’ equity from the deferred tax asset related to the convertible bond hedge at inception of the transaction. As of January 3, 2016, the Company had not purchased any shares under this convertible bond hedge agreement.

•
Warrants. The Company received $217.8 million from the same counterparties from the sale of warrants to purchase up to approximately 16.3 million shares of the Company’s common stock at an exercise price of $122.9220 per share. The warrant agreements contain provisions whereby the number of shares to be acquired under the warrants and the strike price are adjusted if the Company pays a cash dividend greater than a regular quarterly cash dividend of $0.225 per share to holders of its common stock. Adjusting for dividends paid through January 3, 2016, holders of the warrants may acquire up to approximately 16.4 million shares of the Company’s common stock at a strike price of $122.3181 per share as of January 3, 2016. The warrants mature on 40 different dates from January 13, 2021 through March 11, 2021, are automatically exercised at maturity, and are settled on a net share basis. The value of the warrants was initially recorded in equity and through January 3, 2016, continued to be classified as equity. Subsequent to January 3, 2016, the Company amended 60% of the warrants associated with the 0.5% Notes due 2020 to specify the methodologies to determine the amount that will be payable to the warrant counterparties upon the closing of the merger with Western Digital. If the merger with Western Digital does not close, such warrants will remain outstanding, with an agreement with respect to 40% of the warrants associated with the 0.5% Notes due 2020 containing a potential downward adjustment to the strike price to reflect the economic effect of the merger announcement on the warrants.

Note 8.	Stock Repurchases

The Company’s Board of Directors authorized in October 2011 a program to repurchase up to $500.0 million of shares of the Company’s common stock. The stock repurchase program was increased by an additional $750.0 million by the Company’s Board of Directors in December 2012 and was fully expended by the end of the third quarter of 2013.  In July 2013, the Company’s Board of Directors authorized a new stock repurchase program of $2.50 billion, and in January 2015, the Company’s Board of Directors increased the stock repurchase program by an additional $2.50 billion. As of January 3, 2016, $1.88 billion remained available for stock repurchases; however, due to the pending acquisition of the Company by Western Digital, the Company suspended all stock repurchases under this program effective in the fourth quarter of 2015. See Note 1, “Organization and Summary of Significant Accounting Policies–Pending Acquisition by Western Digital Corporation.”

Under the Company’s stock repurchase program, shares repurchased are recorded as a reduction to Capital in excess of par value and Retained earnings in the Company’s Consolidated Balance Sheets. The repurchases will be made from time to time in privately negotiated or open market transactions, including under plans complying with Rule 10b5‑1 of the Securities Exchange Act, or in structured stock repurchase programs, and may be made in one or more repurchases, in compliance with Rule 10b‑18 of the Securities Exchange Act. Stock repurchases are subject to market conditions, applicable legal requirements and other factors. The stock repurchase program does not obligate the Company to acquire any specific number of common stock, or any shares at all, and may be suspended at any time at the Company’s discretion. As part of the stock repurchase program, the Company has entered into, and may continue to enter into, structured stock repurchase transactions with financial institutions. These agreements generally require that the Company make an up-front payment in exchange for the right to receive a fixed number of shares of its common stock upon execution of the agreement, with a potential increase or decrease in the number of shares at the end of the term of the agreement.

Under the Company’s stock repurchase programs, from the fourth quarter of 2011 through January 3, 2016, the Company spent an aggregate $4.37 billion to repurchase 62.9 million shares at an average stock price of $69.58 per share. Included in the aggregate repurchase activity are 17.5 million shares that were repurchased at an average stock price of $71.31 per share for an aggregate amount of $1.25 billion during 2015. In addition to repurchases under the Company’s stock repurchase program, during 2015, the Company spent $44.7 million to settle employee tax withholding obligations due upon the vesting of restricted stock units and withheld an equivalent value of shares from the shares provided to the employees upon vesting.

Note 9.	Concentration of Risk and Segment Information

Geographic Information and Major Customers. The Company markets and sells flash memory products in the U.S. and in foreign countries through its sales personnel, dealers, distributors, retailers and subsidiaries. The Company’s Chief Operating Decision Maker, its President and Chief Executive Officer, evaluates performance of the Company and makes decisions regarding allocation of resources based on total Company results, and as such, the Company operates in one segment.

Other than sales in the U.S., China, Hong Kong and Taiwan, no individual country represented more than 10% of the Company’s revenue. Intercompany sales between geographic areas have been eliminated.

Revenue by geographic areas for 2015, 2014 and 2013 were as follows:

	Years ended
	January 3, 2016	December 28, 2014	December 29, 2013
	(In thousands)
United States	$1,136,284	$1,136,284	$877,759
China	1,322,031	2,026,122	1,887,207
Hong Kong	629,242	444,129	145,510
Taiwan	354,527	864,461	958,705
Other Asia-Pacific	1,044,056	1,020,591	1,218,417
Europe, Middle East and Africa	824,508	814,817	780,079
Other foreign countries	254,224	321,297	302,326
Total	$5,564,872	$6,627,701	$6,170,003

Product revenue from customers is designated based on the geographic location to which the product is delivered. License and royalty revenue is attributed to countries based upon the location of the headquarters of the licensee.

Long-lived assets by geographic area were as follows:

	January 3, 2016	December 28, 2014
	(In thousands)
United States	$288,115	$314,578
Japan	508,380	503,234
China	322,137	283,533
Malaysia	145,835	71,390
Other foreign countries	98,629	79,528
Total	$1,363,096	$1,252,263

Long-lived assets are attributed to the geographic location in which they are located. The Company includes in long-lived assets property and equipment, long-term equity investments in Flash Ventures and other equity investments, and attributes those investments to the location of the investee’s primary operations.

Customer and Supplier Concentrations. A limited number of customers or licensees have accounted for a substantial portion of the Company’s revenue. Revenue from the Company’s top 10 customers or licensees accounted for approximately 44%, 48% and 49% of the Company’s revenue for 2015, 2014 and 2013, respectively. In 2015, 2014 and 2013, Apple Inc. (“Apple”) accounted for 14%, 19% and 20% of the Company’s revenue, respectively.

All of the Company’s flash memory system products require silicon wafers for the memory and controller components. The Company’s memory wafers are currently supplied almost entirely from Flash Ventures and the controller wafers are all manufactured by third-party subcontractors. The failure of any of these sources to deliver silicon wafers could have a material adverse effect on the Company’s business, financial condition and results of operations. Moreover, the employees of Toshiba Corporation (“Toshiba”) that produce Flash Ventures’ products are covered by collective bargaining agreements and any strike or other job action by those employees could interrupt the Company’s wafer supply from Toshiba’s Yokkaichi, Japan operations.

In addition, some key components are purchased from single source vendors for which alternative sources are currently not available. Shortages could occur in these essential materials due to an interruption of supply or increased demand in the industry. If the Company were unable to procure certain of such materials, it could reduce sales, which could have a material adverse effect upon its results of operations. The Company also relies on third-party subcontractors to assemble and test a portion of its products. The Company does not have long-term contracts with some of these subcontractors and cannot directly control product delivery schedules or manufacturing processes. This could lead to product shortages or quality assurance problems that could increase the manufacturing costs of the Company’s products and have material adverse effects on the Company’s operating results.

Concentration of Credit Risk. The Company’s concentration of credit risk consists principally of cash, cash equivalents, short and long-term marketable securities and trade receivables. The Company’s investment policy restricts investments to high-credit quality investments and limits the amounts invested with any one issuer. The Company sells to Commercial and Retail customers in the Americas; Europe, Middle East and Africa (“EMEA”); and Asia-Pacific. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral. As of January 3, 2016 and December 28, 2014, the Company’s top 10 customers or licensees accounted for approximately 66% and 68% of the Company’s net accounts receivable, respectively. As of January 3, 2016, Best Buy Co., Inc. (“Best Buy”), HP Inc., Apple and Hewlett Packard Enterprise Company accounted for 13%, 13%, 12% and 10% of the Company’s net accounts receivable, respectively. As of December 28, 2014, Apple and Best Buy accounted for 34% and 10% of the Company’s net accounts receivable, respectively.

Off-balance Sheet Risk. The Company has off-balance sheet financial obligations. See Note 14, “Commitments, Contingencies and Guarantees.”

Note 10.	Stockholders’ Equity and Share‑based Compensation

Dividends

During 2015, the Company’s Board of Directors declared the following dividends:

Declaration Date	Dividend per Share	Record Date	Total Amount Declared	Payment Date
			(In millions)
January 20, 2015	$0.30	March 2, 2015	$65.9	March 23, 2015
April 14, 2015	$0.30	May 4, 2015	$64.0	May 26, 2015
July 20, 2015	$0.30	August 3, 2015	$61.3	August 25, 2015

The Company has suspended the declaration of future cash dividends due to the pending acquisition of the Company by Western Digital. See Note 1, “Organization and Summary of Significant Accounting Policies–Pending Acquisition by Western Digital Corporation.”

Share-based Benefit Plans

2013 Incentive Plan. On June 12, 2013, the Company’s stockholders approved the 2013 Incentive Plan (“2013 Plan”). Shares of the Company’s common stock may be issued under the 2013 Plan pursuant to two separate equity incentive programs: (i) the discretionary grant program under which stock options and stock appreciation rights (“SARs”) may be granted to officers and other employees, non-employee board members and independent consultants, and (ii) the stock issuance and cash bonus program under which eligible persons may, at the discretion of the plan administrator, be issued shares of the Company’s common stock pursuant to restricted stock awards, restricted stock units (“RSUs”) or other share-based awards which vest upon the completion of a designated service period or the attainment of pre-established performance milestones, be awarded cash bonus opportunities which are earned through the attainment of pre-established performance milestones, or be issued shares of the Company’s common stock through direct purchase or as a bonus for services rendered to the Company. Options eligible for exercise may be exercised for shares of the Company’s common stock at any time prior to the expiration of the seven-year option term or any earlier termination of those options in connection with the optionee’s cessation of service with the Company. Outstanding RSU awards under the 2013 Plan have dividend equivalent rights which entitle holders of RSUs to the same dividend value per share as holders of common stock. Dividend equivalent rights are subject to the same vesting and other terms and conditions as the corresponding unvested RSUs. Dividend equivalent rights are accumulated and paid when the underlying shares vest. A total of 20,000,000 shares of the Company’s common stock have initially been reserved for issuance under the 2013 Plan. The 2013 Plan share reserve may be increased by up to 10,000,000 shares of common stock to the extent that outstanding share-based awards under the 1995 Stock Option Plan and the 2005 Incentive Plan expire, terminate or lapse, of which 974,603 shares of common stock as of January 3, 2016 had been added to the 2013 Plan share reserve. All options granted under the 2013 Plan are granted with an exercise price equal to the fair market value of the common stock on the date of grant and will expire seven years from the date of grant.

2005 Incentive Plan. The 2005 Incentive Plan terminated on June 12, 2013 and no further share-based awards were made under this plan after that date. Share-based awards that were outstanding under this plan as of January 3, 2016 continue to be governed by their existing terms. Options eligible for exercise may be exercised for shares of the Company’s common stock at any time prior to the expiration of the seven‑year option term or any earlier termination of those options in connection with the optionee’s cessation of service with the Company. Outstanding RSU awards under this plan have dividend equivalent rights, which entitle holders of RSUs to the same dividend value per share as holders of common stock. Dividend equivalent rights are subject to the same vesting and other terms and conditions as the corresponding unvested RSUs.

2005 Employee Stock Purchase Plan. The 2005 Employee Stock Purchase Plan (“ESPP”) was originally approved by the stockholders on May 27, 2005 and amended and restated with approval by the stockholders on June 19, 2014. The ESPP allows eligible employees to purchase shares of the Company’s common stock at the end of each six-month offering period at a purchase price equal to 85% of the lower of the fair market value per share on the start date of the offering period or the fair market value per share on the purchase date. The ESPP has 10,000,000 shares reserved for issuance, of which 2,960,487 shares were available to be issued as of January 3, 2016. In 2015, 2014 and 2013, a total of 745,914 shares, 639,265 shares and 623,887 shares of common stock, respectively, were issued under this plan.

Acquired Plans. In connection with the Company’s acquisitions of Fusion‑io, SMART Storage, FlashSoft Corporation (“FlashSoft”), Pliant and msystems Ltd., the Company adopted various equity incentive plans, which were effective upon completion of the applicable acquisition. Each of these plans was terminated as of the date of acquisition and no further grants were made under any of these plans after their termination. Any unvested option grants that were outstanding under these plans as of January 3, 2016 continue to be governed by their existing terms and may be exercised for shares of the Company’s common stock. Vested options may be exercised for shares of the Company’s common stock at any time prior to the expiration of the option term or any earlier termination of those options in connection with the optionee’s cessation of service with the Company.

Accounting for Share-based Compensation Expense

For share-based awards expected to vest, compensation cost is based on the grant-date fair value. The Company recognizes compensation expense for the fair values of these awards, which have graded vesting, on a straight-line basis over the requisite service period of each of these awards, net of estimated forfeitures.

Valuation Assumptions

The Company estimates the fair value of stock options granted and ESPP shares issued using the Black-Scholes-Merton option-pricing formula and a single-option award approach. The Company’s expected term represents the period that the Company’s share-based awards are expected to be outstanding and was determined based on historical experience for similar awards, giving consideration to the contractual terms of the share-based awards. The Company’s expected volatility is based on the implied volatility of its traded options. The Company’s dividend yield is based on the annualized dividend and the share price at each dividend declaration date. The risk-free interest rate is based on the yield from U.S. Treasury zero-coupon bonds with an equivalent term.

Option Plan Shares. The fair value of the Company’s stock options granted to employees, officers and non-employee board members, excluding unvested stock options assumed through acquisitions, was estimated using the following weighted-average assumptions:

	Years ended
	January 3, 2016	December 28, 2014	December 29, 2013
Dividend yield	1.52% - 2.16%	1.14% - 1.42%	0% - 1.65%
Expected volatility	0.32	0.32	0.37
Risk-free interest rate	1.19%	1.22%	0.74%
Expected term	4.2 years	4.4 years	4.4 years
Estimated annual forfeiture rate	8.20%	8.79%	8.51%
Weighted-average fair value at grant date	$19.29	$18.96	$16.26

RSU Plan Shares. The fair value of the Company’s RSU awards granted, excluding unvested RSU awards assumed through acquisitions, was based upon the closing price of the Company’s stock price on the date of grant.

Employee Stock Purchase Plan Shares. The fair value of shares issued under the Company’s ESPP program was estimated using the following weighted-average assumptions:

	Years ended
	January 3, 2016	December 28, 2014	December 29, 2013
Dividend yield	1.52% - 2.16%	1.14% - 1.25%	0% - 1.65%
Expected volatility	0.35	0.31	0.34
Risk-free interest rate	0.17%	0.07%	0.11%
Expected term	½ year	½ year	½ year
Weighted-average fair value at purchase date	$16.55	$19.39	$13.08

Share-based Compensation Plan Activities

Stock Options and SARs. A summary of stock option and SARs activities under all of the Company’s share-based compensation plans as of January 3, 2016 and changes during 2015, 2014 and 2013 are presented below:

	Shares	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
	(In thousands)		(Years)	(In thousands)
Options and SARs outstanding as of December 30, 2012	15,426	$40.73	3.2	$109,411
Granted	1,142	$52.69
Exercised	(7,362)	$35.53		$163,992
Forfeited	(433)	$43.72
Expired	(2,363)	$60.70
Options assumed through acquisition	183	$19.37
Options and SARs outstanding as of December 29, 2013	6,593	$40.66	4.2	$195,018
Granted	1,032	$76.82
Exercised	(3,635)	$40.54		$163,623
Forfeited	(318)	$51.88
Expired	(9)	$41.09
Options assumed through acquisition	427	$68.49
Options and SARs outstanding as of December 28, 2014	4,090	$51.94	4.5	$202,044
Granted	998	$81.17
Exercised	(694)	$37.41		$25,185
Forfeited	(191)	$67.70
Expired	(30)	$59.87
Options and SARs outstanding as of January 3, 2016	4,173	$60.57	4.2	$72,093
Options and SARs vested and expected to vest after January 3, 2016, net of forfeitures	4,007	$59.91	4.2	$71,487
Options and SARs exercisable as of January 3, 2016	2,235	$50.23	3.2	$59,023

As of January 3, 2016, the total unrecognized compensation cost related to stock options, net of estimated forfeitures, was approximately $26.7 million, and this amount is expected to be recognized over a weighted-average period of approximately 2.3 years. As of January 3, 2016, the Company had fully expensed all of its SAR awards.

Restricted Stock Units. RSUs are settled in shares of the Company’s common stock upon vesting on a one-for-one basis. Typically, vesting of RSUs is subject to the employee’s continuing service to the Company. The cost of these awards is determined using the fair value of the Company’s common stock on the date of grant, and compensation is recognized on a straight-line basis over the requisite vesting period.

A summary of the changes in RSUs outstanding under the Company’s share-based compensation plans during 2015, 2014 and 2013 are presented below:

	Shares	Weighted-Average Grant Date Fair Value Per Share	Aggregate Fair Market Value (1)
	(In thousands)		(In thousands)
Non-vested share units as of December 30, 2012	3,077	$43.51
Granted	2,665	$53.99
Vested	(950)	$41.97	$50,268
Forfeited	(338)	$46.93
Non-vested share units as of December 29, 2013	4,454	$49.87
Granted	2,888	$81.62
Vested	(1,594)	$51.19	$129,945
Forfeited	(606)	$70.81
Assumed through acquisition	445	$94.35
Non-vested share units as of December 28, 2014	5,587	$67.18
Granted	2,668	$77.86
Vested	(1,904)	$62.60	$146,487
Forfeited	(782)	$76.87
Non-vested share units as of January 3, 2016	5,569	$72.47

(1)	Aggregate Fair Market Value represents the aggregated market value of RSUs vested during the period as of their individual vest dates.

The number of vested RSUs includes shares of common stock that the Company withheld on behalf of employees to satisfy the minimum statutory tax withholding requirements. Total payments for the employees’ tax obligations to taxing authorities are reflected as a financing activity within the Consolidated Statements of Cash Flows. These net-share settlements had the same effect as share repurchases by the Company as the net share settlements reduced and retired the number of shares that would have otherwise been issued as a result of the vesting. See Note 8, “Stock Repurchases.”

As of January 3, 2016, the total unrecognized compensation cost related to RSUs, net of estimated forfeitures, was approximately $260.3 million, and this amount is expected to be recognized over a weighted-average period of approximately 2.4 years.

Employee Stock Purchase Plan. As of January 3, 2016, the total unrecognized compensation cost related to ESPP was approximately $1.3 million, and this amount is expected to be recognized over a period of one month.

Share-based Compensation Expense. The following tables set forth the detailed allocation of the share-based compensation expense:

	Years ended
	January 3, 2016	December 28, 2014	December 29, 2013
	(In thousands)
Share‑based compensation expense by caption:
Cost of revenue	$19,306	$14,720	$9,820
Research and development	87,626	74,842	51,521
Sales and marketing	37,600	35,972	19,193
General and administrative	27,864	29,779	19,222
Total share‑based compensation expense	172,396	155,313	99,756
Total tax benefit recognized	(44,548)	(42,685)	(28,183)
Decrease in net income	$127,848	$112,628	$71,573

Share‑based compensation expense by type of award:
Stock options	$26,193	$35,607	$32,803
RSUs	133,573	108,259	59,962
ESPP	12,630	11,447	6,991
Total share‑based compensation expense	172,396	155,313	99,756
Total tax benefit recognized	(44,548)	(42,685)	(28,183)
Decrease in net income	$127,848	$112,628	$71,573

Share-based compensation expense of $5.4 million and $4.3 million related to manufacturing personnel was capitalized into inventory as of January 3, 2016 and December 28, 2014, respectively.

In 2014, the Company recognized $10.8 million in share-based compensation expense related to acceleration of equity awards held by former Fusion‑io employees.

The total grant date fair value of options and RSUs vested during the period was as follows:

	Years ended
	January 3, 2016	December 28, 2014	December 29, 2013
	(In thousands)
Options	$26,004	$37,986	$36,703
RSUs	118,969	81,619	39,885
Total grant date fair value of options and RSUs vested during the period	$144,973	$119,605	$76,588

Note 11.	Restructuring and Other

The Company recorded the following in Restructuring and other:

	Years ended
	January 3, 2016	December 28, 2014
	(In thousands)
Restructuring costs:
2014 Restructuring Plan	$4,623	$12,050
2015 Restructuring Plan	12,178	—
Total restructuring costs	16,801	12,050

Other costs	36,451	20,941
Total restructuring and other	$53,252	$32,991

Restructuring Costs.

2014 Restructuring Plan. During 2014, the Company implemented a restructuring plan which primarily consisted of reductions in workforce in certain functions of the organization of 154 employees in the U.S. and certain foreign countries, and losses on excess lease obligations and asset disposals, related to redundant activities due to the acquisition of Fusion‑io, as well as the realignment of certain projects (the “2014 Restructuring Plan”). All expenses, including adjustments, associated with the 2014 Restructuring Plan are included in Restructuring and other in the Consolidated Statements of Operations.

The following table sets forth an analysis of the components of the restructuring charges, adjustments and payments made against the reserve as of January 3, 2016:

	Severance and Benefits	Other Charges	Total
	(In thousands)
Accrual balance at December 29, 2013	$—	$—	$—
Charges	11,437	585	12,022
Adjustments	33	(5)	28
Cash payments	(6,699)	(25)	(6,724)
Non-cash items	—	(515)	(515)
Accrual balance at December 28, 2014	4,771	40	4,811
Charges	1,154	3,762	4,916
Adjustments	(159)	(134)	(293)
Cash payments	(5,766)	(351)	(6,117)
Non-cash items	—	(1,515)	(1,515)
Accrual balance at January 3, 2016	$—	$1,802	$1,802

The majority of the remaining restructuring reserve relates to an excess lease obligation, which the Company anticipates will be paid over the remaining lease term through year 2021.

2015 Restructuring Plan. During the second quarter of 2015, the Company implemented a restructuring plan which consisted of global reductions in workforce in manufacturing operations, research and development, sales and marketing, and general and administrative functions, related to business conditions and a realignment of certain projects (the “2015 Restructuring Plan”). Restructuring charges and adjustments under the 2015 Restructuring Plan were related to severance and benefits for involuntary terminations of 325 employees. All expenses, including adjustments, associated with the 2015 Restructuring Plan are included in Restructuring and other in the Consolidated Statements of Operations.

The following table sets forth an analysis of the components of the restructuring charges, adjustments and payments made against the reserve as of January 3, 2016:

Severance and Benefits
(In thousands)
Accrual balance at December 28, 2014	$—
Charges	12,368
Adjustments	(190)
Cash payments	(10,784)
Accrual balance at January 3, 2016	$1,394

The Company anticipates that the majority of the remaining restructuring reserve balance will be paid out in cash by the middle of 2016.

Other Costs. During 2015, the Company recognized other costs of $36.5 million, related primarily to legal settlements and also to Fusion‑io post-merger integration expenses. During 2014, the Company recognized other costs of $20.9 million related to the Fusion‑io acquisition and post-merger integration.

Note 12.	Provision for Income Taxes

The provision for income taxes consists of the following:

	Years ended
	January 3, 2016	December 28, 2014	December 29, 2013
	(In thousands)
Current:
Federal	$71,509	$388,532	$359,012
State	(12,487)	12,404	9,972
Foreign	87,015	88,563	103,981
	146,037	489,499	472,965
Deferred:
Federal	(9,183)	10,544	27,328
State	1,458	(13,250)	2,645
Foreign	2,834	(5,209)	(29,446)
	(4,891)	(7,915)	527
Provision for income taxes	$141,146	$481,584	$473,492

Income before income taxes consisted of the following:

	Years ended
	January 3, 2016	December 28, 2014	December 29, 2013
	(In thousands)
United States	$417,685	$1,319,528	$1,436,470
Foreign	111,939	169,502	79,679
Total	$529,624	$1,489,030	$1,516,149

The Company’s provision for income taxes differs from the amount computed by applying the federal statutory rates to income before income taxes as follows:

	Years ended
	January 3, 2016	December 28, 2014	December 29, 2013
U.S. federal statutory rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	(2.4)	0.8	0.6
Non-deductible share-based compensation expense	3.6	1.0	0.5
Valuation allowance	(0.4)	0.8	(0.1)
Tax-exempt interest income	(1.2)	(0.6)	(0.7)
Foreign earnings at other than U.S. rates	(0.5)	(2.2)	(2.9)
Settlements with tax authorities	(4.2)	(1.7)	—
R&D credit	(2.1)	(1.3)	(1.3)
Other	(1.1)	0.5	0.1
Effective income tax rates	26.7%	32.3%	31.2%

The Company’s earnings and taxes resulting from foreign operations are largely attributable to its Chinese, Irish, Israeli, Japanese and Malaysian entities.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax return reporting purposes. Significant components of the Company’s net deferred tax assets were as follows:

	January 3, 2016	December 28, 2014
	(In thousands)
Deferred tax assets:
Deferred income on shipments to distributors and retailers and deferred revenue recognized for tax purposes	$45,542	$65,002
Accruals and reserves not currently deductible	94,625	98,342
Depreciation and amortization not currently deductible	92,380	96,735
Deductible share-based compensation	40,939	32,679
Unrealized loss on investments	12,782	10,045
Unrealized foreign exchange loss	9,301	10,357
Net operating loss carryforwards	152,276	196,809
Tax credit carryforwards	85,047	61,134
Other	14,389	22,100
Gross deferred tax assets	547,281	593,203
Valuation allowance	(111,403)	(96,128)
Deferred tax assets, net of valuation allowance	435,878	497,075

Deferred tax liabilities:
Acquired intangible assets	(81,551)	(146,955)
Unrealized gain on investments	(480)	(2,007)
U.S. taxes provided on unremitted earnings of foreign subsidiaries	(28,844)	(28,844)
Total deferred tax liabilities	(110,875)	(177,806)
Net deferred tax assets	$325,003	$319,269

The Company assesses its valuation allowance recorded against deferred tax assets on a regular and periodic basis. The assessment of valuation allowance against deferred tax assets requires estimations and significant judgment. The Company continues to assess and adjust its valuation allowance based on operating results and market conditions. During 2015, 2014 and 2013, based on weighing both the positive and negative evidence available, including but not limited to, earnings history, projected future outcomes, industry and market trends and the nature of each of the deferred tax assets, the Company determined that it is able to realize most of its deferred tax assets with the exception of certain loss and credit carryforwards.

The Company has federal and state net operating loss carryforwards of $392.5 million and $442.0 million, respectively. State net operating loss carryforwards of $6.7 million will expire in 2016 if not utilized. The Company also has federal and state research credit carryforwards of $15.6 million and $108.3 million, respectively. Federal research credits can be carried forward 20 years and will begin to expire in 2027 if not utilized. State research credits will begin to expire starting in 2021. Some of these carryforwards are subject to annual limitations, including under Section 382 and Section 383 of the U.S. Internal Revenue Code of 1986, as amended, for U.S. tax purposes and similar state provisions.

As of January 3, 2016, the Company had not made a provision for U.S. income taxes or foreign withholding taxes on $1.26 billion of undistributed earnings of foreign subsidiaries as the Company intends to indefinitely reinvest these earnings outside the U.S. to fund its international capital expenditures and operating requirements. The Company determined that it is not practicable to calculate the amount of unrecognized deferred tax liability related to these cumulative unremitted earnings. If these earnings were distributed to the U.S., the Company would be subject to additional U.S. income taxes and foreign withholding taxes reduced by any available foreign tax credits.

The tax benefit from share-based plans was applied to capital in excess of par value in the amount of $10.3 million, $45.1 million and $0.6 million in 2015, 2014 and 2013, respectively.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Years ended
	January 3, 2016	December 28, 2014	December 29, 2013
	(In thousands)
Balance, beginning of year	$125,173	$185,250	$179,522
Additions:
Tax positions related to current year	11,813	17,656	8,255
Tax positions related to prior years	14,539	14,411	15,938
Foreign currency translation adjustment	1,906	—	—
Reductions:
Tax positions related to prior years	(9,772)	(9,597)	(1,737)
Expiration of statute of limitations	(12,099)	(8,039)	(7,419)
Settlements with taxing authorities	(27,393)	(71,121)	—
Foreign currency translation adjustment	—	(3,387)	(9,309)
Balance, end of year	$104,167	$125,173	$185,250

The total amount of unrecognized tax benefits that would impact the effective tax rate, if recognized, was $81.4 million as of January 3, 2016. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. Accrued interest and penalties included in the Company’s liability related to unrecognized tax benefits as of January 3, 2016 and December 28, 2014 was $10.4 million and $30.1 million, respectively. Interest and penalties, net, included in the Company’s tax expense was ($8.1) million, ($0.2) million and $2.2 million for 2015, 2014 and 2013, respectively.

It is reasonably possible that the unrecognized tax benefits could decrease by approximately $6.9 million within the next 12 months as a result of the expiration of statutes of limitations and the settlement of income tax audits. The Company is currently under audit by several tax authorities in which the timing of the resolution and/or closure of these audits is highly uncertain. Therefore it is not possible to estimate other changes to the amount of unrecognized tax benefits for positions existing as of January 3, 2016.

The Company is subject to U.S. federal income tax as well as income taxes in multiple state and foreign jurisdictions. In 2015, the Company received and signed the closing agreement with the Internal Revenue Service (“IRS”) related to the examination of its federal income tax returns for the years 2009 through 2011, and finalized audits for certain periods with the California Franchise Tax Board and other various states’ tax authorities. In 2015 and 2014, the Company recorded benefits of $37.4 million and $25.2 million, respectively, as a result of several audit settlements.

The Company is currently under audit by various state and international tax authorities. While the Company believes that it has an adequate provision for the years under audit, there is still a possibility that an adverse outcome from these matters could have a material effect on the Company’s financial position, results of operations or liquidity. The Company cannot reasonably estimate the outcome of these examinations, or provide assurance that the outcome of these examinations will not materially harm the Company’s financial position, results of operations or liquidity.

The Protecting Americans from Tax Hikes (PATH) Act of 2015 enacted on December 18, 2015 extended and made permanent the federal R&D tax credit. As a result, the Company’s income tax provision for 2015 includes a tax benefit that reduced the Company’s effective annual tax rate. The Company recorded federal R&D tax benefits of $11.2 million, $18.7 million and $19.0 million in 2015, 2014 and 2013, respectively.

The Company has a tax holiday in Malaysia that expires in December 2028. The impact of the tax holiday was immaterial to income taxes and earnings per share in the Company’s Consolidated Financial Statements.

Note 13.	Net Income per Share

The following table sets forth the computation of basic and diluted net income per share:

	Years ended
	January 3, 2016	December 28, 2014	December 29, 2013
	(In thousands, except per share amounts)
Numerator for basic net income per share:
Net income	$388,478	$1,007,446	$1,042,657
Denominator for basic net income per share:
Weighted-average common shares outstanding	205,443	222,714	234,886
Basic net income per share	$1.89	$4.52	$4.44

Numerator for diluted net income per share:
Net income	$388,478	$1,007,446	$1,042,657
Denominator for diluted net income per share:
Weighted-average common shares outstanding	205,443	222,714	234,886
Incremental common shares attributable to exercise of outstanding employee stock options, SARs and ESPP (assuming proceeds would be used to purchase common stock), and RSUs	2,157	3,419	3,263
1.5% Notes due 2017	5,300	8,261	2,087
Warrants issued in conjunction with the 1.5% Notes due 2017	—	3,815	—
Shares used in computing diluted net income per share	212,900	238,209	240,236
Diluted net income per share	$1.82	$4.23	$4.34

Anti-dilutive shares excluded from net income per share calculation	54,554	33,672	53,485

Basic earnings per share exclude any dilutive effects of stock options, SARs, RSUs, warrants and convertible debt.

Diluted earnings per share in 2015 and 2013 includes the dilutive effects of stock options, SARs, RSUs, ESPP and the 1.5% Notes due 2017. Certain common stock issuable under stock options, RSUs, the 0.5% Notes due 2020 and warrants issued in conjunction with the 1.5% Notes due 2017 and 0.5% Notes due 2020, have been omitted from the 2015 and 2013 diluted net income per share calculations because their inclusion is considered anti-dilutive.

Diluted earnings per share in 2014 includes the dilutive effects of stock options, SARs, RSUs, ESPP, the 1.5% Notes due 2017 and warrants issued in conjunction with the 1.5% Notes due 2017. Certain common stock issuable under stock options, RSUs, the 0.5% Notes due 2020 and warrants issued in conjunction with the 0.5% Notes due 2020, have been omitted from the 2014 diluted net income per share calculation because their inclusion is considered anti-dilutive.

Note 14.	Commitments, Contingencies and Guarantees

Flash Ventures

Flash Ventures, the Company’s business ventures with Toshiba Corporation (“Toshiba”), consists of three separate legal entities: Flash Partners Ltd., Flash Alliance Ltd. and Flash Forward Ltd. The Company has a 49.9% ownership interest in each of these entities and Toshiba owns 50.1% of each of these entities. Through these ventures, the Company and Toshiba have collaborated in the development and manufacture of NAND flash memory products, which are manufactured by Toshiba at its wafer fabrication facilities located in Yokkaichi, Japan, using semiconductor manufacturing equipment owned or leased by Flash Ventures. The entities within Flash Ventures purchase wafers from Toshiba at cost and then resell those wafers to the Company and Toshiba at cost plus a markup. The Company accounts for its ownership position in each Flash Ventures entity under the equity method of accounting. The Company is committed to purchase its provided three-month forecast of Flash Ventures’ NAND wafer supply, which generally equals 50% of Flash Ventures’ output. The Company is not able to estimate its total wafer purchase commitment obligation beyond its rolling three-month purchase commitment because the price is determined by reference to the future cost of producing the semiconductor wafers. In addition, the Company is committed to fund 49.9% to 50% of Flash Ventures’ costs to the extent that Flash Ventures’ revenue from wafer sales to the Company and Toshiba are insufficient to cover these costs. The Company expects to expand Flash Ventures wafer capacity by approximately 5% in 2016.

Flash Partners. Flash Partners Ltd. (“Flash Partners”) was formed in 2004. NAND flash memory products provided to the Company by this venture are manufactured by Toshiba primarily at its 300-millimeter wafer fabrication facility (“Fab 3”) located in Yokkaichi, Japan. As of January 3, 2016, the Company had notes receivable from Flash Partners of $113.5 million, denominated in Japanese yen. These notes are secured by the equipment purchased by Flash Partners with the note proceeds. The Company also has guarantee obligations to Flash Partners; see “Off-Balance Sheet Liabilities.” As of January 3, 2016 and December 28, 2014, the Company had an equity investment in Flash Partners of $170.4 million and $167.1 million, respectively, denominated in Japanese yen, adjusted by ($7.2) million and ($7.3) million, respectively, of cumulative translation adjustments recorded in AOCI. The Company records basis adjustments to its equity in earnings from Flash Partners that relate to the difference between the basis in the Company’s equity investment compared to the historical basis of the assets recorded by Flash Partners. In 2015 and 2014, the Company recorded no basis adjustments. In 2013, the Company recorded a basis adjustment of $1.2 million to its equity earnings from Flash Partners. Flash Partners’ share of the Fab 3 fabrication facility is fully equipped.

Flash Alliance. Flash Alliance Ltd. (“Flash Alliance”) was formed in 2006. NAND flash memory products provided to the Company by this venture are manufactured by Toshiba primarily at its 300-millimeter wafer fabrication facility (“Fab 4”) located in Yokkaichi, Japan. As of January 3, 2016, the Company had notes receivable from Flash Alliance of $285.6 million, denominated in Japanese yen. These notes are secured by the equipment purchased by Flash Alliance with the note proceeds. The Company also has guarantee obligations to Flash Alliance; see “Off-Balance Sheet Liabilities.” As of January 3, 2016 and December 28, 2014, the Company had an equity investment in Flash Alliance of $252.7 million and $249.5 million, respectively, denominated in Japanese yen, adjusted by ($45.3) million and ($45.5) million, respectively, of cumulative translation adjustments recorded in AOCI. The Company records basis adjustments to its equity in earnings from Flash Alliance that relate to the difference between the basis in the Company’s equity investment compared to the historical basis of the assets recorded by Flash Alliance. In 2015 and 2014, the Company recorded no basis adjustments. In 2013, the Company recorded a basis adjustment of $6.5 million to its equity earnings from Flash Alliance. Flash Alliance’s share of the Fab 4 fabrication facility is fully equipped.

Flash Forward. Flash Forward Ltd. (“Flash Forward”) was formed in 2010. NAND flash memory products provided to the Company by this venture are manufactured by Toshiba primarily at its 300-millimeter wafer fabrication facility (“Fab 5”) located in Yokkaichi, Japan. Fab 5 was built in two phases of approximately equal size. Phase 1 of Fab 5 is fully equipped and the majority of Phase 2 of Fab 5 is equipped. As of January 3, 2016, the Company had notes receivable from Flash Forward of $106.0 million, denominated in Japanese yen. These notes are secured by the equipment purchased by Flash Forward with the note proceeds. The Company also has guarantee obligations to Flash Forward; see “Off-Balance Sheet Liabilities.” As of January 3, 2016 and December 28, 2014, the Company had an equity investment in Flash Forward of $81.8 million and $79.2 million, respectively, denominated in Japanese yen, adjusted by ($28.3) million and ($28.4) million, respectively, of cumulative translation adjustments recorded in AOCI.

New Fab 2. In October 2015, the Company entered into a facility agreement (“New Fab 2 Agreement”) with Toshiba related to the construction and operation of Toshiba’s “New Fab 2” fabrication facility, which is primarily intended to provide space to convert 2D NAND capacity to 3D NAND. The Company expects that the New Fab 2 space will accommodate conversion of somewhat less than half of the current Fab 3, Fab 4 and Fab 5 2D NAND capacity to 3D NAND. The Company began production wafers in New Fab 2 in January 2016. Under the New Fab 2 Agreement, the Company is committed to 50% of New Fab 2’s start-up costs, as well as 50% of the initial production ramp in New Fab 2.

Inventory Purchase Commitments with Flash Ventures. Purchase orders placed under Flash Ventures for up to three months are binding and cannot be canceled. These outstanding purchase commitments are included as part of the total “Noncancelable production purchase commitments” in the “Contractual Obligations” table.

Other Arrangements and Activities

Research and Development Activities. The Company participates in common R&D activities with Toshiba and is contractually committed to a minimum funding level.

Other Silicon Sources. The Company’s contracts with its other sources of silicon wafers generally require the Company to provide monthly purchase order commitments. The purchase orders placed under these arrangements are generally binding and cannot be canceled. These outstanding purchase commitments for other sources of silicon wafers are included as part of the total “Noncancelable production purchase commitments” in the “Contractual Obligations” table.

Subcontractors. In the normal course of business, the Company’s subcontractors periodically procure production materials based on the forecast the Company provides to them. The Company’s agreements with these subcontractors require that the Company reimburse them for materials that are purchased on the Company’s behalf in accordance with such forecast. Accordingly, the Company may be committed to certain costs over and above its open noncancelable purchase orders with these subcontractors. These commitments for production materials to subcontractors are included as part of the total “Noncancelable production purchase commitments” in the “Contractual Obligations” table.

Off-Balance Sheet Liabilities

Flash Ventures. Flash Ventures sells and leases back from a consortium of financial institutions (“lessors”) a portion of its tools and has entered into equipment master lease agreements of which the Company guarantees half of the total outstanding obligations. As of January 3, 2016, the total amount of the Company’s guarantee obligation of Flash Ventures’ master lease agreements, which reflects future payments and any lease adjustments, was 92.1 billion Japanese yen, or approximately $766 million, based upon the exchange rate at January 3, 2016.

The master lease agreements contain customary covenants for Japanese lease facilities. In addition to containing customary events of default related to Flash Ventures that could result in an acceleration of Flash Ventures’ obligations, the master lease agreements contain an acceleration clause for certain events of default related to the Company as guarantor, including, among other things, the Company’s failure to maintain a minimum stockholders’ equity of at least $1.51 billion. As of January 3, 2016, the Company’s stockholders’ equity of $5.74 billion was in compliance with the related covenant under Flash Ventures’ master lease agreements. If the Company’s stockholders’ equity were to fall below$1.51 billion, or other events of default occur, Flash Ventures would become non-compliant with certain covenants under its master lease agreements and would be required to negotiate a resolution to the non-compliance to avoid acceleration of the Company’s guarantee obligations under the master lease agreements. Such resolution could include, among other things, supplementary security to be supplied by the Company, as guarantor, or increased interest rates or waiver fees, should the lessors decide they need additional collateral or financial consideration under the circumstances. If a non-compliance event were to occur and if the Company failed to reach a resolution, the Company could be required to pay a portion or the entire outstanding lease obligations covered by its guarantees under such Flash Ventures master lease agreements. The closing of the proposed merger with Western Digital is not expected to cause an event of default under the master lease agreements.

The following table details the Company’s portion of the remaining guarantee obligations under each of Flash Ventures’ master lease facilities (both initial and refinanced leases) in both Japanese yen and U.S. dollar-equivalent based upon the exchange rate at January 3, 2016:

Master Lease Agreements by Execution Date	Lease Type	Lease Amounts		Expiration
		(Japanese yen, in billions)	(U.S. dollar, in thousands)
Flash Partners:
March 2014	Initial	¥3.3	$27,564	2019
December 2014	Initial	2.6	21,276	2019
		5.9	48,840
Flash Alliance:
March 2012	Initial	3.2	26,213	2017
July 2012	Refinanced	4.9	40,668	2017
March 2014	Initial	3.3	27,550	2019
May 2014	Initial	4.4	36,353	2019
August 2014	Initial	4.8	39,932	2019
December 2014	Initial	3.9	32,802	2019
March 2015	Initial	8.4	69,606	2020
June 2015	Initial	6.3	52,488	2020
August 2015	Initial	4.2	35,299	2020
September 2015	Initial	3.8	31,463	2020
December 2015	Initial	2.0	16,626	2020
		49.2	409,000
Flash Forward:
November 2011	Initial	5.0	41,200	2016
March 2012	Initial	2.9	24,253	2017
July 2012	Initial	1.2	9,922	2017
December 2014	Initial	4.0	33,367	2019
June 2015	Initial	4.5	37,368	2020
August 2015	Initial	7.0	58,783	2020
September 2015	Initial	2.4	19,681	2020
December 2015	Initial	10.0	83,130	2020
		37.0	307,704
Total guarantee obligations		¥92.1	$765,544

The following table details the breakdown of the Company’s remaining guarantee obligations between the principal amortization and the purchase option exercise price at the end of the term of the master lease agreements, in annual installments as of January 3, 2016 in U.S. dollars based upon the Japanese yen to U.S. dollar exchange rate at January 3, 2016:

Annual Installments	Payment of Principal Amortization	Purchase Option Exercise Price at Final Lease Terms	Guarantee Amount
	(In thousands)
Year 1	$201,098	$22,418	$223,516
Year 2	146,832	46,031	192,863
Year 3	114,272	18,862	133,134
Year 4	78,444	49,482	127,926
Year 5	31,666	56,439	88,105
Total guarantee obligations	$572,312	$193,232	$765,544

Guarantees

Indemnification Agreements. The Company has agreed to indemnify suppliers and customers for alleged IP infringement. The scope of such indemnity varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. The Company may periodically engage in litigation as a result of these indemnification obligations. The Company’s insurance policies exclude coverage for third‑party claims for patent infringement. Although the liability is not remote, the nature of the patent infringement indemnification obligations prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay to its suppliers and customers. Historically, the Company has not made any significant indemnification payments under any such agreements. As of January 3, 2016 and December 28, 2014, no amounts have been accrued in the Consolidated Financial Statements with respect to these indemnification guarantees.

As permitted under Delaware law and the Company’s certificate of incorporation and bylaws, the Company has agreements, or has assumed agreements in connection with its acquisitions, whereby it indemnifies certain of its officers and employees, and each of its directors for certain events or occurrences while the officer, employee or director is, or was, serving at the Company’s or the acquired company’s request in such capacity. The term of the indemnification period is for the officer’s, employee’s or director’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is generally unlimited; however, the Company has a Director and Officer insurance policy that may reduce its exposure and enable it to recover all or a portion of any future amounts paid. The Company had no liabilities recorded for these agreements as of January 3, 2016 and December 28, 2014, as these liabilities are not reasonably estimable even though liabilities under these agreements are not remote.

The Company and Toshiba have agreed to mutually contribute to, and indemnify each other and Flash Ventures for, environmental remediation costs or liability resulting from Flash Ventures’ manufacturing operations in certain circumstances. The Company and Toshiba have also entered into patent indemnification agreements under which, in many cases, the Company will share in the expenses associated with the defense and cost of settlement associated with such claims. These agreements provide limited protection for the Company against third‑party claims that NAND flash memory products manufactured and sold by Flash Ventures infringe third‑party patents. The Company has not made any indemnification payments, nor recorded any indemnification receivables, under any such agreements. As of January 3, 2016 and December 28, 2014, no amounts have been accrued in the Consolidated Financial Statements with respect to these indemnification guarantees.

Contractual Obligations and Off-Balance Sheet Arrangements

The following tables summarize the Company’s contractual cash obligations, commitments and off-balance sheet arrangements at January 3, 2016, and the effect such obligations are expected to have on its liquidity and cash flows in future periods.

Contractual Obligations. Contractual cash obligations and commitments as of January 3, 2016 were as follows:

	Total		1 Year (2016)	2 - 3 Years (2017 and 2018)	4 - 5 Years (2019 and 2020)	More than 5 Years (Beyond 2020)
	(In thousands)
Facility and other operating leases	$55,821	(4)	$14,125	$20,451	$13,878	$7,367
Flash Ventures and other related commitments(1)	4,333,078	(4)(5)	1,511,871	1,588,892	888,151	344,164
Convertible senior notes(2)	2,564,117		22,451	1,026,666	1,515,000	—
Noncancelable production purchase commitments(3)	261,307	(4)	261,307	—	—	—
Capital equipment purchase commitments	54,827		54,687	140	—	—
Operating expense commitments	39,444		38,858	586	—	—
Total contractual cash obligations	$7,308,594		$1,903,299	$2,636,735	$2,417,029	$351,531

(1)
Includes reimbursement for depreciation and lease payments on owned and committed equipment, funding commitments for loans and equity investments and reimbursement for other committed expenses, including research and development. Funding commitments assume no additional operating lease guarantees; additional operating lease guarantees can reduce funding commitments.

(2)	Includes principal and interest on both the 1.5% Notes due 2017 and the 0.5% Notes due 2020. See Note 7, “Financing Arrangements.”

(3)	Includes production purchase commitments to Flash Ventures and other suppliers.

(4)
Includes amounts denominated in a currency other than the U.S. dollar, which are subject to fluctuation in exchange rates prior to payment and have been translated using the exchange rate at January 3, 2016.

(5)	Excludes amounts related to the master lease agreements’ purchase option exercise price at final lease term.

The Company has excluded $93.7 million of unrecognized tax benefits (which includes penalties and interest) from the contractual obligation table above due to the uncertainty with respect to the timing of associated future cash flows at January 3, 2016. The Company is unable to make reasonably reliable estimates of the period of cash settlement with the respective taxing authorities.

As discussed previously, if the merger agreement with Western Digital is terminated under specific circumstances, the Company may be required to pay Western Digital approximately $553 million. In addition, the merger agreement requires the Company to pay a fee of approximately $184 million if either Western Digital or the Company terminates the merger due to the Company’s stockholders failure to approve this merger. Subsequent to January 3, 2016, 50% of the warrants associated with the 1.5% Notes due 2017 were terminated, resulting in an obligation of approximately $209 million payable at the earlier of the closing of the Western Digital merger or August 2017 (regardless of whether the merger closes by such time). See Note 1, “Organization and Summary of Significant Accounting Policies–Pending Acquisition by Western Digital Corporation” and Note 7, “Financing Arrangements.”

Off-Balance Sheet Arrangements. Off-balance sheet arrangements were as follows:

January 3, 2016
(In thousands)
Guarantee of Flash Ventures equipment leases (1)	$765,544

(1)	The Company’s guarantee obligation, net of cumulative lease payments, was 92.1 billion Japanese yen, or approximately $766 million based upon the exchange rate at January 3, 2016.

The Company leases many of its office facilities and operating equipment for various terms under long-term, noncancelable operating lease agreements. The leases expire at various dates from 2016 through 2025. Future minimum lease payments are presented below:

Future minimum lease payments
(In thousands)
Year:
2016	$14,429
2017	11,581
2018	9,198
2019	7,005
2020 and thereafter	14,240
Operating leases, gross	56,453
Sublease income to be received in the future under noncancelable subleases	(632)
Operating leases, net	$55,821

Net rent expense was as follows:

	Years ended
	January 3, 2016	December 28, 2014	December 29, 2013
	(In thousands)
Rent expense, net	$13,646	$13,022	$6,473

Note 15.	Related Parties and Strategic Investments

Flash Ventures with Toshiba. The Company owns 49.9% of each entity within Flash Ventures and accounts for its ownership position under the equity method of accounting. The Company’s obligations with respect to Flash Ventures’ master lease agreements, take-or-pay supply arrangements and R&D cost sharing are described in Note 14, “Commitments, Contingencies and Guarantees.” The financial and other support provided by the Company in all periods presented was either contractually required or the result of a joint decision to expand wafer capacity, transition to new technologies or refinance existing equipment lease commitments. Entities within Flash Ventures are variable interest entities (“VIEs”). The Company evaluated whether it is the primary beneficiary of any of the entities within Flash Ventures for all periods presented and determined that it is not the primary beneficiary of any of the entities within Flash Ventures because it does not have a controlling financial interest in any of those entities. In determining whether the Company is the primary beneficiary, the Company analyzed the primary purpose and design of Flash Ventures, the activities that most significantly impact Flash Ventures’ economic performance, and whether the Company had the power to direct those activities. The Company concluded, based upon its 49.9% ownership, the voting structure and the manner in which the day-to-day operations are conducted for each entity within Flash Ventures, that the Company lacked the power to direct most of the activities that most significantly impact the economic performance of each entity within Flash Ventures.

The Company purchased NAND flash memory wafers from Flash Ventures and made investments and loans to Flash Ventures totaling $2.02 billion, $1.91 billion and $1.87 billion during 2015, 2014 and 2013, respectively. The Company received loan repayments from Flash Ventures of $285.1 million, $231.4 million and $124.8 million during 2015, 2014 and 2013, respectively. At January 3, 2016 and December 28, 2014, the Company had accounts payable balances due to Flash Ventures of $177.5 million and $136.1 million, respectively.

The Company’s maximum reasonably estimable loss exposure (excluding lost profits), based upon the exchange rate at each respective balance sheet date, as a result of its involvement with Flash Ventures, is presented below. Flash Ventures’ investments are denominated in Japanese yen and the maximum possible loss exposure excludes any cumulative translation adjustment due to revaluation from the Japanese yen to the U.S. dollar.

	January 3, 2016	December 28, 2014
	(In millions)
Notes receivable	$505	$467
Equity investments	505	496
Operating lease guarantees	766	551
Prepayments	40	—
Maximum estimable loss exposure	$1,816	$1,514

As of January 3, 2016 and December 28, 2014, the Company’s retained earnings included undistributed earnings of Flash Ventures of $12.2 million and $8.1 million, respectively.

The following summarizes the aggregated financial information for Flash Ventures, which includes both the Company and Toshiba’s portions.

	January 3, 2016	December 28, 2014
	(Unaudited, in millions)
Current assets	$705	$494
Property, plant, equipment, net and other assets	2,824	2,602
Total assets	$3,529	$3,096
Current liabilities	$1,503	$1,160
Long-term liabilities	1,010	934

The following summarizes the aggregated financial information for Flash Ventures, which includes both the Company and Toshiba’s portions, for 2015, 2014 and 2013, respectively. Flash Ventures’ year-ends are March 31, with quarters ending on March 31, June 30, September 30 and December 31.

	Years ended
	January 3, 2016	December 28, 2014	December 29, 2013
	(Unaudited, in millions)
Net sales(1)	$3,172	$3,296	$3,589
Gross profit	18	18	31
Net income	13	—	28

(1)	Net sales represent sales to both the Company and Toshiba.

Solid State Storage Solutions, Inc. Solid State Storage Solutions, Inc. (“S4”) was a venture with third parties to license IP. During the second quarter of 2015, the Company sold its interest in S4 and, accordingly, deconsolidated this subsidiary, which resulted in a loss of $1.9 million recorded in “Interest (expense) and other income (expense), net” on the Consolidated Statements of Operations. The operating results of S4 were not material for all periods presented.

Note 16.	Stockholders’ Rights Plan

On September 15, 2003, the Company amended its existing stockholder rights plan to terminate the rights issued under that rights plan, and the Company adopted a new rights plan. Under the new rights plan, rights were distributed as a dividend at the rate of one right for each share of common stock of the Company held by stockholders of record as of the close of business on September 25, 2003. In November 2006, the Company extended the term of the rights plan, such that the rights will expire on April 28, 2017 unless redeemed or exchanged. Under the new rights agreement and after giving effect to the Company’s stock dividend effected on February 18, 2004, each right will, under the circumstances described below, entitle the registered holder to buy one (1) two-hundredths of a share of Series A Junior Participating Preferred Stock for $225.00. The rights will become exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company’s common stock or commences a tender offer or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Company’s common stock. In connection with the pending acquisition by Western Digital, the Company’s Board of Directors determined that no rights will become exercisable as a result of the acquisition of ownership in the Company by Western Digital, and the stockholder rights plan will terminate as of the closing of the pending acquisition.

Note 17.	Business Acquisitions

The Consolidated Financial Statements include the operating results of the acquired businesses described below from the respective dates of acquisition. Pro forma results of operations have not been presented as the prior-period financial results of the acquired businesses are not considered material to the Company. None of the goodwill was deductible for tax purposes.

Fusion‑io, Inc. On July 23, 2014, the Company acquired 100% of Fusion‑io, a leading developer of flash-based, Peripheral Component Interconnect Express (“PCIe”) hardware and software solutions that enhance application performance in enterprise and hyperscale data centers. The purpose of this acquisition was to enhance the Company’s enterprise storage product portfolio. The total aggregate consideration to acquire Fusion‑io was $1.26 billion and comprised of the following:

Purchase Price
(In thousands)
Cash consideration	$1,256,502
Fair value of assumed equity attributed to pre-combination service	7,041
Total purchase price	$1,263,543

The total aggregate consideration net of cash assumed was $1.07 billion.

The Company assumed all of Fusion‑io’s outstanding unvested stock option awards with an exercise price less than or equal to the acquisition price of $11.25 per share and unvested RSU awards. The assumed unvested stock options converted into 427,388 options to purchase the Company’s common stock and the assumed unvested RSUs converted into 445,072 RSU awards.

The weighted-average fair value of the assumed unvested stock option awards was $35.02 per share and was determined using the Black-Scholes-Merton valuation model and included the following assumptions:

Dividend yield	1.14%
Expected volatility	0.32
Risk-free interest rate	1.00%
Weighted average expected life	2.6 years

The fair value of the assumed unvested RSU awards was based on the Company’s acquisition-date share value of $94.35 per share.

The fair value of the assumed unvested stock option and RSU awards attributed to post-combination services of $49.9 million was not included in the consideration transferred and will be recognized over the awards’ remaining requisite service periods.

The following table presents the fair values of the tangible and intangible assets acquired and liabilities assumed from, and goodwill attributed to, the Fusion‑io acquisition as of July 23, 2014, and reflects adjustments made during the open measurement period to finalize the purchase accounting:

Fair Value
(In thousands)
Cash	$190,336
Accounts receivable, net	67,666
Inventory	76,780
Deferred tax asset, net	54,490
Finite-lived intangible assets	382,000
IPR&D	61,000
Goodwill	513,398
Other assets	30,498
Other current liabilities	(94,016)
Other non-current liabilities	(18,609)
Total purchase price	$1,263,543

Goodwill in the table above was reduced by $29.3 million during 2014 in connection with the finalization of the purchase accounting, due primarily to the recognition of deferred tax assets associated with the divestiture of the ioControl product line of Fusion‑io. The divestiture of the product line was deemed immaterial to the Company’s Consolidated Financial Statements.

The following table presents the fair value of the intangible assets acquired:

	Weighted-Average Useful Lives	Fair Value
		(In thousands)
Intangible assets:
Developed technology	5 years	$271,000
Customer relationships	1.5 years	57,000
Trademark and trade names	5 years	54,000
IPR&D		61,000
Total intangible assets acquired, excluding goodwill		$443,000

The initial weighted-average amortization period for the finite-lived intangible assets was 4.5 years. The intangible assets are amortized on a straight-line basis over the period which the economic benefits of the intangible assets are expected to be utilized. The goodwill resulted from expected synergies from the transaction, including complementary products that enhanced the Company’s overall product portfolio.

In-process Research and Development. A portion of the Fusion‑io purchase price was allocated to acquired IPR&D. The value of the IPR&D project was determined by estimating the future net cash flows and by discounting them to their present values, which represents an established valuation technique in the high-technology computer industry. In the first quarter of 2015, the Company reviewed the forecasts for the Fusion‑io IPR&D project and determined to cancel this project in order to reduce the number of platforms under development, resulting in no future attributable cash flows and a full impairment of the IPR&D asset of $61.0 million was recorded. See Note 6, “Goodwill and Intangible Assets.”

Direct Acquisition-related Costs. Direct acquisition-related costs of $11.7 million during 2014 were related to legal, banker, accounting and tax fees, of which $2.6 million were expensed to General and administrative expense in the second quarter of 2014, and $9.1 million were expensed to Restructuring and other expense in the second half of 2014 in the Company’s Consolidated Statement of Operations.

SMART Storage Systems. On August 22, 2013, the Company completed its acquisition of SMART Storage, a developer of enterprise solid state drives (“SSDs”). The purpose of this acquisition was to enhance the Company’s enterprise storage product portfolio. The Company acquired 100% of the outstanding shares of SMART Storage through an all-cash transaction. The total aggregate consideration to acquire SMART Storage was $305.1 million and comprised of the following:

Purchase Price
(In thousands)
Cash consideration	$304,982
Fair value of assumed stock options attributed to pre-combination service	136
Total purchase price	$305,118

The Company assumed all outstanding unvested SMART Storage stock option awards, which were converted into 183,069 options to purchase the Company’s common stock. The fair value of these unvested stock options was determined using the Black-Scholes-Merton valuation model.

The weighted-average fair value of the assumed unvested stock option awards was $41.15 per share and was determined using the Black-Scholes-Merton valuation model and included the following assumptions:

Dividend yield	1.60%
Expected volatility	0.32
Risk-free interest rate	0.33%
Weighted average expected life	1.4 years

The fair value of the assumed unvested stock option attributed to post-combination services of $6.8 million was not included in the consideration transferred and will be recognized over the awards’ remaining requisite service periods.

The following table presents the fair values of the tangible and intangible assets acquired and liabilities assumed from, and goodwill attributed to, the SMART Storage acquisition as of August 22, 2013, and reflects adjustments made through the measurement period to finalize the purchase accounting:

Fair Value
(In thousands)
Cash	$1,423
Accounts receivable, net	7,827
Inventory	29,331
Deferred taxes - current	921
Other current assets	28,002
Property and equipment	5,734
Deferred taxes - non-current	3,338
Finite-lived intangible assets	162,200
IPR&D	6,300
Goodwill	115,594
Other assets	149
Accounts payable	(11,746)
Other current liabilities	(34,976)
Other non-current liabilities	(8,979)
Total purchase price	$305,118

An existing $25.5 million liability that SMART Storage owed SMART Holdings, (the “Seller”), was not settled prior to the closing of the acquisition of SMART Storage in accordance with the purchase agreement. The Seller was contractually obligated to refund $25.5 million of the purchase price for this unsettled liability. The Company settled the liability to the Seller and the Seller refunded the Company for the same amount in 2014.

The following table presents the fair value of the intangible assets acquired:

	Weighted-Average Useful Lives	Fair Value
		(In thousands)
Intangible assets:
Developed technology	4 years	$146,100
Trademark and trade names	4 years	8,500
Customer relationships	2 years	7,600
IPR&D		6,300
Total intangible assets acquired, excluding goodwill		$168,500

The initial weighted-average amortization period for the finite-lived intangible assets was 3.9 years. The intangible assets are amortized on a straight-line basis over the period which the economic benefits of the intangible assets are expected to be utilized. The goodwill resulted from expected synergies from the transaction, including the Company’s supply of NAND flash and complementary products that will enhance the Company’s overall product portfolio. The Company did not record a deferred tax liability due to certain tax incentives awarded by the Malaysian government.

Direct Acquisition-related Costs. Direct acquisition-related costs of $3.1 million during 2013 were related to legal, regulatory and accounting fees, and were expensed to General and administrative expense in the Consolidated Statement of Operations.

Note 18.	Litigation

From time to time, the Company is involved in various litigation matters, including those described below, among others. The litigation proceedings in which the Company is involved from time to time may include matters such as IP, antitrust, commercial, labor, class action and insurance disputes. The semiconductor industry is characterized by significant litigation seeking to enforce patent and other IP rights. The Company has enforced, and likely will continue to enforce, its own IP rights through litigation and related proceedings.

In each case listed below where the Company is the defendant, the Company intends to vigorously defend the action. At this time, the Company does not believe it is reasonably possible that losses related to the litigation described below have occurred beyond the amounts, if any, which have been accrued. However, legal discovery and litigation is highly unpredictable and future legal developments may cause current estimates to change in future periods.

Ritz Camera Federal Antitrust Class Action. On June 25, 2010, Ritz Camera & Image, LLC (“Ritz”) filed a complaint in the U.S. District Court for the Northern District of California (the “District Court”), alleging that the Company violated federal antitrust law by conspiring to monopolize and monopolizing the market for flash memory products. The lawsuit captioned Ritz Camera & Image, LLC v. SanDisk Corporation, Inc. and Eliyahou Harari, former SanDisk Corporation Chief Executive Officer, purports to be on behalf of direct purchasers of flash memory products sold by the Company and joint ventures controlled by the Company from June 25, 2006 through the present. The complaint alleges that the Company created and maintained a monopoly by fraudulently obtaining patents and using them to restrain competition and by allegedly converting other patents for its competitive use. On February 24, 2011, the District Court issued an Order granting in part and denying in part the Company’s motion to dismiss, which resulted in Dr. Harari being dismissed as a defendant. On September 19, 2011, the Company filed a petition for permission to file an interlocutory appeal in the U.S. Court of Appeals for the Federal Circuit (the “Federal Circuit”) for the portion of the District Court’s Order denying the Company’s motion to dismiss based on Ritz’s lack of standing to pursue Walker Process antitrust claims. On October 27, 2011, the District Court administratively closed the case pending the Federal Circuit’s ruling on the Company’s petition. On November 20, 2012, the Federal Circuit affirmed the District Court’s order denying SanDisk’s motion to dismiss. On December 2, 2012, the Federal Circuit issued its mandate returning the case to the District Court. On July 5, 2013, the District Court granted Ritz’s motion to substitute in Albert Giuliano, the Chapter 7 Trustee of the Ritz bankruptcy estate, as the plaintiff in this case. On October 1, 2013, the District Court granted the Trustee’s motion for leave to file a third amended complaint, which adds CPM Electronics Inc. and E.S.E. Electronics, Inc. as named plaintiffs. On September 19, 2014, the District Court granted the plaintiffs’ motion for leave to file a fourth amended complaint, which adds a cause of action for attempted monopolization and adds MFLASH as a named plaintiff. The plaintiffs filed a motion for class certification, and the Company filed a motion for summary judgment as to all of the plaintiffs’ asserted claims. On May 14, 2015, the District Court granted in part and denied in part plaintiffs’ motion for class certification. On June 22, 2015, the District Court denied the Company’s motion for summary judgment without prejudice to refile its motion once the class notice has been approved and the period for class members to opt out has expired. After the opt-out period expired, the Company renewed its motion for summary judgment. The motion has been fully briefed and is under submission with the court.

Samsung Federal Antitrust Action Against Panasonic and SD‑3C. On July 15, 2010, Samsung Electronics Co., Ltd. (“Samsung”) filed an action in the U.S. District Court for the Northern District of California (the “District Court”) alleging various claims against Panasonic Corporation and Panasonic Corporation of North America (collectively, “Panasonic”) and SD‑3C, LLC (“SD‑3C”) under federal antitrust law pursuant to Sections 1 and 2 of the Sherman Act, and under California antitrust and unfair competition laws relating to the licensing practices and operations of SD‑3C. The complaint seeks an injunction against collection of Secure Digital (“SD”) card royalties, treble damages, restitution, pre- and post-judgment interest, costs, and attorneys’ fees, as well as a declaration that Panasonic and SD‑3C engaged in patent misuse and that the patents subject to such alleged misuse should be held unenforceable. The Company is not named as a defendant in this case, but it established SD‑3C along with Panasonic and Toshiba, and the complaint includes various factual allegations concerning the Company. As a member of SD‑3C, the Company may be responsible for a portion of any monetary award. Other requested relief, including an injunction or declaration of patent misuse, could result in a loss of revenue to the Company. The defendants filed a motion to dismiss on September 24, 2010, and Samsung filed a first amended complaint on October 14, 2010. On August 25, 2011, the District Court dismissed the patent misuse claim with prejudice but gave Samsung leave to amend its other claims. Samsung filed a second amended complaint on September 16, 2011. On January 3, 2012, the District Court granted the defendants’ motion to dismiss Samsung’s complaint without leave to amend. Samsung appealed. On April 4, 2014, the U.S. Court of Appeals for the Ninth Circuit (the “Appeals Court”) issued a decision reversing the District Court’s dismissal on statute of limitations grounds and remanding the case to the District Court for further proceedings. The Appeals Court denied the defendants’ petition for rehearing and issued its mandate to send the case back to the District Court. On November 12, 2014, the defendants filed a petition for writ of certiorari with the U.S. Supreme Court, which the U.S. Supreme Court subsequently denied. Samsung filed a third amended complaint on January 20, 2015. On February 13, 2015, the defendants filed a motion to dismiss, which the District Court granted with respect to certain antitrust allegations, with leave to amend, and with respect to Panasonic’s U.S. subsidiary and denied in all other respects on September 30, 2015. On October 21, 2015, Samsung filed a fourth amended complaint. On November 4, 2015, the defendants filed a motion to dismiss. The motion is currently under submission. Discovery remains stayed until after completion of the pleading stage.

Federal Antitrust Class Action Against SanDisk, et al. On March 15, 2011, a putative class action captioned Oliver v. SD‑3C LLC, et al was filed in the U.S. District Court for the Northern District of California (the “District Court”) on behalf of a nationwide class of indirect purchasers of SD cards alleging various claims against the Company, SD‑3C, LLC (“SD‑3C”), Panasonic Corporation, Panasonic Corporation of North America, Toshiba and Toshiba America Electronic Components, Inc. under federal antitrust law pursuant to Section 1 of the Sherman Act, California antitrust and unfair competition laws, and common law. The complaint seeks an injunction of the challenged conduct, dissolution of “the cooperation agreements, joint ventures and/or cross-licenses alleged herein,” treble damages, restitution, disgorgement, pre- and post-judgment interest, costs, and attorneys’ fees. The plaintiffs allege that the Company (along with the other members of SD‑3C) conspired to artificially inflate the royalty costs associated with manufacturing SD cards in violation of federal and California antitrust and unfair competition laws, which in turn allegedly caused the plaintiffs to pay higher prices for SD cards. The allegations are similar to, and incorporate by reference the complaint in the Samsung Electronics Co., Ltd. v. Panasonic Corporation; Panasonic Corporation of North America; and SD‑3C LLC described above. On May 21, 2012, the District Court granted the defendants’ motion to dismiss the complaint with prejudice. The plaintiffs appealed. On May 14, 2014, the appeals court issued a decision reversing the District Court’s dismissal on statute of limitations grounds and remanding the case to the District Court for further proceedings. The appeals court denied the defendants’ petition for rehearing and issued its mandate to send the case back to the District Court. On December 1, 2014, the defendants filed a petition for writ of certiorari with the U.S. Supreme Court, which the U.S. Supreme Court subsequently denied. On February 3, 2015, the plaintiffs filed a second amended complaint in the District Court. On February 27, 2015, the defendants filed a motion to dismiss, which the District Court granted, with leave to amend, on September 30, 2015. On November 4, 2015, the plaintiffs filed a third amended complaint. On November 25, 2015, the defendants filed a motion to dismiss which is pending. Discovery remains stayed until after completion of the pleading stage.

Federal Securities Class Action Against SanDisk et al. Beginning on March 30, 2015, the Company and certain of its officers were named in three putative class action lawsuits filed in the United States District Court for the Northern District of California (Glore v. SanDisk Corp. et al. filed on March 30, 2015; Bowers v. SanDisk Corp. et al. filed on May 6, 2015; City of Sterling Heights General Employees’ Retirement System v. SanDisk Corp. et al. filed on May 27, 2015). Two of the complaints are allegedly brought on behalf of a class of purchasers of the Company’s securities between October 16, 2014 and March 25, 2015, and one is brought on behalf of a purported class of purchasers of the Company’s securities between April 16, 2014 and April 15, 2015. The complaints generally allege violations of federal securities laws arising out of alleged misstatements or omissions by the defendants during the alleged class periods. The complaints seek, among other things, compensatory damages and attorneys’ fees and costs on behalf of the putative classes. On July 9, 2015, the Court consolidated the cases and appointed Union Asset Management Holding AG and KBC Asset Management NV as lead plaintiffs. The lead plaintiffs filed an amended complaint in August 2015. On September 30, 2015, the defendants filed a motion to dismiss. On January 22, 2016, the court granted defendants’ motion and dismissed the amended complaint without prejudice.

Merger-Related Shareholder Class Actions. Commencing on November 4, 2015, two alleged stockholders of SanDisk filed putative class actions captioned Michael Cloud v. SanDisk Corp., et al., Case Number 1-15-cv-287706, and Jaromir Koutnak v. Sanjay Mehrotra, et al., Case Number 1-15-cv-288079, each in the Superior Court of the State of California, County of Santa Clara (together, the “California Actions”). The defendants are SanDisk, the members of SanDisk’s board of directors, Western Digital, and Schrader Acquisition Corporation, a wholly owned indirect subsidiary of Western Digital (“Merger Sub”). The complaints in the California Actions allege that SanDisk’s directors breached their fiduciary duties to SanDisk’s stockholders in connection with the merger agreement and the transaction contemplated thereby. Specifically, the complaints allege, among other things, that the proposed merger arises out of a flawed process which resulted in an unfair price for SanDisk’s shares and a failure to maximize stockholder value. The complaints also allege that the terms of the merger agreement will deter other purported interested parties from coming forward with a superior offer. The California Actions further allege that SanDisk, Western Digital, or Merger Sub aided and abetted the SanDisk directors’ breaches of fiduciary duties. On January 26, 2016, the plaintiff in the Cloud action filed an amended complaint. The amended complaint adds allegations that defendants caused Western Digital to file a registration statement that contains misleading statements and omits other information about the proposed transaction. The plaintiffs seek, among other things, an order enjoining defendants from consummating the proposed merger, rescinding the proposed merger if it is consummated, awarding damages, and awarding attorneys’ fees and costs.

Note 19.	Supplementary Financial Data (Unaudited)

	Quarters ended
	March 29, 2015	June 28, 2015	September 27, 2015	January 3, 2016
	(In thousands, except per share data)
2015
Revenue	$1,332,241	$1,237,196	$1,452,285	$1,543,150
Gross profit	545,002	484,379	602,830	624,858
Operating income (1)	57,187	103,921	237,408	218,109
Net income (1)	39,025	80,973	133,011	135,469
Net income per share:
Basic	$0.18	$0.39	$0.65	$0.67
Diluted	$0.17	$0.38	$0.65	$0.65

Dividends declared per share	$0.30	$0.30	$0.30	$—

	Quarters ended
	March 30, 2014	June 29, 2014	September 28, 2014	December 28, 2014
	(In thousands, except per share data)
2014
Revenue	$1,511,945	$1,634,011	$1,746,491	$1,735,254
Gross profit	751,290	759,650	817,138	739,770
Operating income	425,174	416,656	387,794	328,310
Net income	268,948	273,946	262,661	201,891
Net income per share:
Basic	$1.19	$1.21	$1.18	$0.93
Diluted	$1.14	$1.14	$1.09	$0.86

Dividends declared per share	$0.225	$0.225	$0.30	$0.30

(1)
In the fourth quarter of 2015, due to the pending acquisition of SanDisk by Western Digital, the Company incurred net charges of $29.0 million for transaction, legal, employee-related and other costs, and gains and losses related to the shortened duration and expected liquidation prior to their effective maturity date of marketable securities.